Ex 10.139

The confidential portions of this exhibit have been filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities and Exchange Act of 1934, as amended. REDACTED PORTIONS OF THIS EXHIBIT ARE MARKED BY AN ***.

DEVELOPMENT, LICENSE AND SUPPLY AGREEMENT

GRÜNENTHAL GMBH,

Zieglerstraße 6, 52078 Aachen,

Federal Republic of Germany

and

ENDO PHARMACEUTICALS INC.

100 Endo Boulevard, Chadds Ford, PA 19317

USA

Confidential and Proprietary

ARTICLE 20.	LAW AND ARBITRATION	77

ARTICLE 21.	FORCE MAJEURE	79

ARTICLE 22.	ASSIGNABILITY	79

ARTICLE 23.	CONCLUDING PROVISIONS	79

Annex / Exhibits

Annex 1.16	Development Plan

Annex 1.23	Floor Price

Annex 1.42	Patents

Annex 1.43	Pivotal Phase Completion Milestone

Annex 1.46	Proof of Concept Milestone

Annex 1.52	Technical Feasibility Milestone

Annex 7.1	CMC Information to be Made Available to ENDO

Confidential and Proprietary

DEVELOPMENT, LICENSE AND SUPPLY AGREEMENT

This Agreement made as of December 18, 2007 between

GRÜNENTHAL GMBH,

a company having its principal office at

Zieglerstraße 6, 52078 Aachen,

Federal Republic of Germany	(“GRÜNENTHAL”)

and

ENDO PHARMACEUTICALS INC.

a company having its principal office at

100 Endo Boulevard, Chadds Ford, PA 19317,

USA	(“ENDO”),

WITNESSETH

WHEREAS, ENDO intends to develop and/or have developed pharmaceutical preparations containing Oxymorphone as the active ingredient and incorporating GRÜNENTHAL’s tamper resistant formulation technology.

WHEREAS, ENDO wishes to obtain a license from GRÜNENTHAL to clinically develop, use and sell such preparations containing Oxymorphone and incorporating GRÜNENTHAL’s tamper resistant formulation technology throughout certain territories.

WHEREAS, GRÜNENTHAL is interested in licensing the right to clinically develop, use and sell such preparations containing Oxymorphone and incorporating GRÜNENTHAL’s tamper resistant formulation technology throughout certain territories to ENDO and granting an option for a license to ENDO to clinically develop, use and sell preparations containing *** and incorporating GRÜNENTHAL’s tamper resistant formulation technology.

WHEREAS, GRÜNENTHAL and ENDO have entered into a Research and Exclusivity Agreement dated June 18, 2007 (“RE-Agreement”) in order to evaluate the feasibility of application of GRÜNENTHAL’s tamper resistant formulation technology on a twice daily product containing Oxymorphone.

Confidential and Proprietary

NOW, THEREFORE, in consideration of the premises and mutual promises and covenants set forth below, GRÜNENTHAL and ENDO mutually agree as follows:

ARTICLE 1.	DEFINITIONS

The following terms used in this Agreement shall have the following meanings:

1.1	“Affiliate” means any entity that directly or indirectly controls, is controlled by, or is under common control with a Party, and for such purpose “control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management or the policies of the entity, whether through the ownership of voting securities, by contract, or otherwise. The direct or indirect ownership of at least fifty percent (50%) or, if smaller, the maximum allowed by Applicable Law, of the voting securities of a business entity or an interest in the assets, profits, or earnings of a business entity shall be deemed to constitute control of the business entity.

1.2	“Applicable Law” shall mean any and all applicable federal, state, local, and international laws, rules and regulations, including without limitation Regulatory Authority regulations and environmental laws, as amended from time to time, and the regulations promulgated thereunder, as amended from time to time.

1.3	“Application for Regulatory Approval” shall mean an application made to a Regulatory Authority in any country of the Territory for permission to Market a Product in that country.

1.4

“Baseline Sales” shall mean on a *** basis the net sales of the current, as of the Effective Date, ENDO twice daily product containing oxymorphone (Opana ER®) in the Territory achieved by ENDO during the *** prior to the Date of First Sale.

1.5	“Blocking Patent” shall mean a patent owned by a third party published on or before the Effective Date and that includes one or more issued claims that are infringed by the use of the GRÜNENTHAL Information during the Manufacture, Marketing or use of the Product in the Territory.

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1.6	“Business Day” shall mean a day (other than a Saturday or Sunday) on which banks are open for business in New York, New York, United States of America in case an obligation of ENDO is concerned or Aachen, Germany in case an obligation of GRÜNENTHAL is concerned.

1.7	“Calendar Quarter” shall mean a period of three (3) consecutive months corresponding to the calendar quarters commencing on the first day of January, April, July or October.

1.8	“Change Request” shall have the meaning set forth in Section 7.6.

1.9	“Clinical Information” shall mean regarding the Product:

(a)	all in-vivo or human clinical, pharmacology, safety and efficacy data;

(b)	all pharmaco-economic data;

(c)	Phase I, II and III clinical data and results;

(d)	all events of possible side-effects, and contraindications, abuse or the like; and

(e)	all other such information now or hereafter known and available to GRÜNENTHAL or ENDO or their Affiliates,

whether	generally known to others or not.

1.10	“CMC Section” means the chemistry, manufacturing and control section of an Application for Regulatory Approval.

1.11	“Commercially Reasonable Efforts” shall mean reasonable and diligent efforts which are consistent with the level of effort, resources and diligence that a specialty pharmaceutical company of similar size and resources would typically devote to its own product with comparable market potential, based on conditions then prevailing in the applicable market.

1.12	“Compound” shall mean oxymorphone and, to the extent included pursuant to Article 12, ***.

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1.13	“Compound Invention” shall have the meaning set forth in Section 6.2.

1.14	“Compound Specifications” shall have the meaning set forth in Section 4.1.1.

1.15	“Date of First Sale” shall mean, with respect to any country in the Territory, the month in which ENDO or any of its Affiliates or Sublicensees first sells a Product in that country to an independent third party customer for cash or other consideration converted into cash.

1.16	“Development Plan” shall mean the plan incorporating technical formulation development, clinical development, regulatory process and establishment of manufacturing as well as containing the tasks and timelines necessary for the development of Product by ENDO annexed to this Agreement as Annex 1.16 for the Product pursuant to Section 1.44, subsection (i).

1.17	“Diligent Development Efforts” means that the Party: (a) promptly assign responsibility for such development obligations to specific employee(s) who are held accountable for progress and monitor such progress on an on-going basis, (b) set and consistently seek to achieve specific and meaningful objectives for carrying out such obligations, and (c) consistently make and implement decisions and allocate resources designed to advance progress with respect to such objectives.

1.18	“Effective Date” shall mean the date first written above.

1.19	“ENDO Information” shall mean all Clinical Information and all Technical Information now or hereafter developed or acquired by ENDO or any of its Affiliates.

1.20	“ENDO Option” means the option granted to ENDO by GRÜNENTHAL as set forth in Section 12.2 to obtain a licence to have the Technology used in preparations containing the active ingredients ***.

1.21	“ENDO Option Period” shall have the meaning set forth in Section 12.2.

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1.22	“FDA” shall mean the United States Food and Drug Administration or any successor United States governmental agency performing similar functions with respect to pharmaceutical products.

1.23	“Floor Price” shall have the meaning set forth on Annex 1.23.

1.24	“Generic” shall mean any product that is automatically substitutable for the branded Product pursuant to applicable federal law.

1.25	“Genericization” and “Genericized” shall mean, with respect to a product, the capture by Generic(s) of at least *** (***%) of the market for such product, where such market is measured by the sum of (i) units for the branded product and (ii) units for the Generics.

1.26	“GRÜNENTHAL Information” shall mean all Clinical Information and all Technical Information now or hereafter developed or acquired by GRÜNENTHAL or any of its Affiliates.

1.27	“Initial Product” shall mean the Product described in Section 1.44(i).

1.28	“Invention(s)” shall mean the Compound Invention(s) and the Technology Invention(s), respectively.

1.29	“Joint Product Development Committee” or “JDC” shall have the meaning set forth in Section 3.8.

1.30	“Joint Steering Committee” or “JSC” shall have the meaning set forth in Section 3.8.

1.31	“Line Extension” shall mean any Product defined in Section 1.44, subsection (ii) that requires clinical development including but not limited to bioequivalence study.

1.32	“Long-Term Inability to Supply” shall mean, with respect to any Product, GRÜNENTHAL’s failure to supply ENDO with at least *** (***%) of the quantities of such Product that GRÜNENTHAL is obligated to supply in accordance with the terms of this Agreement during any period that equals or exceeds *** (***) consecutive months for any reason other than force majeure, as such term is described in Section 21.1.

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1.33	“Major Detail” shall mean a face-to-face presentation to a healthcare professional of Product attributes or characteristics, and will include details classified by ENDO as primary or secondary details, but will not include tertiary or reminder details.

1.34	“Management Committee” shall have the meaning set forth in Section 3.8.

1.35	“Manufacture” shall mean to process, prepare, make or have made and analyze, and shall include without limitation the converting of Compound into Product, and all subsequent quality control and other testing, packaging and labelling steps.

1.36	“Market” shall mean to promote, distribute, label, market, advertise, sell or offer to sell, and Marketing shall have a corresponding meaning.

1.37	“NDA Approval” means the approval of the US Food and Drug Administration, the US Drug Enforcement Agency and any other Regulatory Authority in the United States of America, if applicable, to Market the Product in the U.S.A.

1.38

“Net Sales” shall mean the gross amount invoiced by ENDO and its Affiliates and Sublicensees for the sale or other disposition of Products to independent third party customers less the following amounts, which are to be in accordance with US-GAAP and for which documentation will be available pursuant to the audit process set forth in Section 5.16: (i) normal and customary trade, cash and quantity discounts actually given, credits, price adjustments or allowances for damaged products, returns or rejections of products; (ii) chargeback payments and rebates (or the equivalent thereof) granted to group purchasing organizations, managed health care organizations or to federal, state/provincial, local and other governments, including their agencies, or to trade customers; (iii) required distribution commissions/fees payable to any third party providing distribution services to ENDO to the extent reasonably consistent with normal ENDO practices and industry norms, provided however that freight, shipping, and insurance costs shall not be deductible; (iv) sales,

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value-added, excise taxes, tariffs and duties, and other taxes and government charges directly related to the sale, to the extent that such items are included in the gross invoice price and actually borne by ENDO, its Affiliates or Sublicensees without reimbursement from any third party (but not including taxes assessed against the income derived from such sale); (v) provisions for actual uncollectible accounts; and (vi) any other deductions to such gross amounts that are included in ENDO’s audited financial statements, as determined in accordance with U.S. generally accepted accounting practices. All such discounts, allowances, credits, rebates and other deductions shall be fairly and equitably allocated to the sale of the relevant Product by ENDO, its Affiliates or Sublicensees, such that a Product does not bear a disproportionate portion of such deductions as compared to other products.

1.39	“Normal Compound Yield Losses” shall have the meaning set forth in Section 4.1.4.

1.40	“Option Product” shall have the meaning set forth in 12.2.

1.41	“Party” shall mean GRÜNENTHAL or ENDO, and “Parties” shall mean GRÜNENTHAL and ENDO.

1.42

“Patents” shall mean any patent application or issued patent in any country of the Territory, covering or claiming the Technology, or any methods for making or using the Technology, which patents or patent applications are owned by or licensed to GRÜNENTHAL or an Affiliate of GRÜNENTHAL as of the date hereof or which are filed, acquired by or licensed to GRÜNENTHAL or an Affiliate of GRÜNENTHAL during the term of this Agreement, including any addition, continuation, continuation-in-part, or division thereof, or any substitute application thereof, any patents issuing from any such addition, continuation, continuation-in-part, division or substitute application, any reissue or extension of any such patent, and any confirmation patent, registration patent, revalidation patent, or patent of addition based on any such patent, and includes without limitation the patents and patent applications set forth in Annex

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1.42; provided, however, if a patent application has not been issued as a Patent within six (6) years after the filing date from which such patent application takes priority, such patent application, for purposes of this definition, shall be deemed not to be a Patent unless such patent application later issues as a Patent at which time the issued patent shall be reinstated a Patent for purposes of this definition.

1.43	“Pivotal Phase Completion Milestone” shall have the meaning set forth on Annex 1.43.

1.44	“Product” shall mean any solid oral pharmaceutical dosage form for human use incorporating the Technology and containing fixed amounts of the Compound and (i) aimed for registration and labelling for twice daily application and bioequivalent to ENDO’s product Opana ER, or (ii) those formulations determined by ENDO after successful achievement of *** of the Product described in Section 1.44 subsection (i).

1.45	“Promotable Differentiated Claim” shall mean a FDA approved claim related to the Technology which can be promoted with health care professionals as a differentiation from the reference drug standard.

1.46	“Proof of Concept Milestone” shall have the meaning set forth on Annex 1.46.

1.47	“Purchase Order” shall have the meaning set forth in Section 4.2.3(a).

1.48	“Quality Assurance Agreement” or “QAA” shall mean the Quality Assurance Agreement to be entered into between the Parties relating to the Products.

1.49	“Regulatory Approval” shall mean the permission or consent granted by any relevant Regulatory Authority to Market the Product in any country in the Territory, including, if applicable, the receipt of Regulatory Authority approval of pricing and reimbursement.

1.50	“Regulatory Authority” shall mean, in respect of any country in the Territory, any government or other agency responsible for the issuance of approval to Market pharmaceutical products in or sold from that country, including without limitation the FDA and the TPD.

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1.51	“Sublicensee” shall mean any third party to whom any of the rights licensed by GRÜNENTHAL to ENDO, under this Agreement, have been sublicensed by ENDO, but GRÜNENTHAL shall not be considered a Sublicensee of ENDO.

1.52	“Technical Feasibility Milestone” shall have the meaning set forth on Annex 1.52.

1.53	“Technical Information” shall mean all techniques, practices, knowledge, know-how, skill, experience, tests, analyses, inventions, discoveries, trade secrets, data, technology, formulae, procedures and results, and improvements thereon, including, without limitation, processes and analytical methodology, and any improvements and modifications to any of the foregoing, and any development data such as but not limited to chemical, pharmaceutical stability, preclinical, pharmacological, toxicological, and development data regarding the Technology, used or useful in the development of the Product.

1.54	“Technology” shall mean any tamper resistant formulation (“TRF”) technology, developed by GRÜNENTHAL for abuse liable products, which is a hard tablet formulation for pharmaceutical products made with *** and having physical properties which render abuse or misuse of drugs through tampering difficult, including without limitation methods of making and using TRF.

1.55	“Technology Invention” shall have the meaning set forth in Section 6.3.

1.56	“Territory” shall mean Canada, and the United States of America and its territories and possessions thereof, including without limitation Puerto Rico.

1.57	“Test Method” shall have the meaning set forth in Section 4.1.1.

1.58	“Third Party License” shall mean a license under any Blocking Patent that is required to permit (i) ENDO to Market the Product in any country in the Territory or (ii) GRÜNENTHAL to Manufacture the Product in, or have the Product Manufactured for, any country in the Territory.

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1.59	“TPD” means the Therapeutic Products Directorate — Health Canada or any successor Canadian governmental agency performing similar functions with respect to pharmaceutical products.

ARTICLE	2. LICENSE GRANT

2.1	GRÜNENTHAL hereby grants to ENDO, subject to the terms and conditions of this Agreement, in each country in the Territory an exclusive license under the Patents and the GRÜNENTHAL Information in order to:

(a)	develop or have developed, and seek and obtain Regulatory Approval of the Product in all countries in the Territory; and

(b)	Market, use and sell the Product in all countries in the Territory.

Sublicenses

2.2	ENDO shall have the right, subject to the provisions of Section 2.3, to sublicense the rights granted to ENDO by GRÜNENTHAL hereunder; provided that the majority of details to pain specialists will be performed by ENDO and provided further that ENDO maintains overall control of Marketing in the U.S., either directly or through an Affiliate of ENDO. Any sublicense granted by ENDO shall contain provisions corresponding and complying with the relevant provisions of this Agreement including but not limited to Marketing, termination, payments and confidentiality.

2.3	ENDO shall provide GRÜNENTHAL with notice of any sublicense to be granted by ENDO at least ten (10) Business Days prior to the effective date of such sublicense. GRÜNENTHAL may provide comments to ENDO regarding such sublicense within at least ten (10) Business Days from ENDO’s notification and ENDO will consider such comments in good faith.

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2.4	Termination of this Agreement with respect to any country in the Territory under any of the provisions of Article 18 shall terminate all sublicenses which may have been granted by ENDO with respect to that country.

Indications

2.5	ENDO shall consult with GRÜNENTHAL if ENDO wishes to change the approved labelling for the Product to include any *** of the Technology; provided, however, that, as between ENDO and GRÜNENTHAL, ENDO shall have the right to decide whether any such change of labelling will be made unless such change of labelling is specifically about the properties of the Technology, in which case, such labelling change will be subject to GRÜNENTHAL’s consent, such consent not to be unreasonably withheld or delayed.

Right to Use Technical Information

2.6	ENDO may use and, upon providing written information to GRÜNENTHAL about the contents and the recipient, disclose any and all Technical Information provided by GRÜNENTHAL to ENDO pursuant to Section 3.12:

(a)	in the clinical development of the Product. For such purpose, ENDO may disclose relevant Technical Information to an Affiliate or to a third party to enable that Affiliate or third party to assist ENDO to carry out its obligations under this Agreement; provided that said third party agrees in writing to keep all Technical Information received by it in confidence in accordance with the provisions of Article 13 and agrees to use such Technical Information only for the purpose of assisting ENDO in the development of the Product as permitted under the terms of this Agreement.

(b)	to the extent necessary, in the good faith opinion of ENDO, to obtain Regulatory Approval for, and to Market, or have Marketed through an Affiliate of ENDO or a Sublicensee, the Product in the Territory.

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Exclusivity

2.7	During the term of this Agreement:

(a)	ENDO may *** any oxymorphone extended-release twice daily product that incorporates TRF technology in the Territory other than the twice daily Product developed under the terms of this Agreement, or any oxymorphone extended-release once daily product that incorporates TRF technology in the Territory other than the once daily Product developed under the terms of this Agreement. In addition, only in the event that ENDO commences development with GRÜNENTHAL of a Line Extension that is an *** product, ENDO may *** any *** product other than such Line Extension. All such limitations pursuant to this Section 2.7(a) shall terminate on a Product by Product basis upon the earlier of (i) Genericization of the Product corresponding to such extended-release (twice daily or once daily) or immediate release product, or (ii) *** under this Agreement with respect to the Product corresponding to such extended-release (twice daily or once daily) or immediate release product, where such *** activities is due to failure of such Product to meet the target objectives, specifications or timelines in the Development Plan; and

(b)	except for activities required pursuant to this Agreement, GRÜNENTHAL shall not, itself or through any Affiliate, licensee or sublicensee of GRÜNENTHAL, manufacture, have manufactured, use, sell, offer to sell, import, Market, commercialize, or otherwise exploit any product that contains the Compound and that incorporates the Technology in the Territory.

For purposes of clarification, with respect to (a) above, if development of both an oxymorphone extended-release twice daily product that incorporates TRF technology and an oxymorphone extended-release once daily product that incorporates TRF technology have been initiated, and development activities with respect to the twice daily product are successful but the development activities with respect to the once daily product are terminated pursuant to Section 2.7 (a),

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ENDO would be free to sell an oxymorphone extended-release *** daily product that incorporates TRF technology in the Territory, but would *** an oxymorphone extended-release twice daily product that incorporates TRF technology in the Territory, without breaching its obligations to GRÜNENTHAL under Section 2.7(a) above.

ARTICLE 3.	DEVELOPMENT, INFORMATION

Development Plan

3.1	The Parties have prepared and agreed on the Development Plan listed in Annex 1.16 for the Product described in Section 1.44, subsection (i) from proof of technical feasibility pursuant to the RE-Agreement through to the submission of an Application for Regulatory Approval in the United States of America, which plan shall include a clinical development plan suitable for obtaining Regulatory Approval of the Product with a Promotable Differentiated Claim in the United States of America, and shall set out in such Development Plan the proposed development activities including, but not limited to, pharmaceutical formulation development, preclinical activities, clinical studies and number of planned subjects as well as related investments and budgets, estimated market potential and a proposed development timeline for those activities, together with an overall budget for such activities. The Development Plan shall be consistent with Commercially Reasonably Efforts to develop the Product for Marketing in the United States of America, such Commercially Reasonable Efforts to include *** under GRÜNENTHAL’s control necessary to result in the filing of a New Drug Application (“NDA”) in the United States for the Product described in Section 1.44, subsection (i) pursuant to the Development Plan.

3.2

Regarding each Option Product and each *** Line Extension, the Parties shall prepare and agree on a Development Plan for such Line Extension or Option Product detailing the Parties’ activities from evaluation of technical feasibility through to the submission of an Application for Regulatory

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Approval in the United States of America, together with an overall budget for such activities. For any oxymorphone Line Extension, such budget shall not include any costs associated with the establishment of (or modification to existing) production facilities, which shall be GRÜNENTHAL’s sole financial responsibility. For any Option Product, such budget shall include any costs associated with the establishment of production facilities solely and exclusively for the manufacture of such Option Product which budgeted amounts shall be ENDO’s financial responsibility. The provisions of Article 3.10(a) shall apply accordingly. The provisions of Section 3.1 regarding the subject matter of the Development Plan for the Product described in Section 1.44, subsection (i) shall apply generally to any Development Plan for a Line Extension or for an Option Product.

3.3	ENDO shall update the Development Plan (with input from GRÜNENTHAL with respect to pharmaceutical formulation development, clinical studies related to the Technology and not related to safety and efficacy (e.g. abuse liability studies)) and/or establishing of manufacturing at least once per year and shall at that time provide a copy of the updated Development Plan to GRÜNENTHAL for review and comment, which comments shall be taken into consideration by ENDO. Any update of the Development Plan affecting GRÜNENTHAL investments, budgets, timelines, clinical studies related to the Technology and not related to safety and efficacy (e.g. abuse liability studies) and/or establishing of manufacturing will require GRÜNENTHAL’s prior written approval, such approval not to be unreasonably withheld or delayed.

Development of the Product

3.4	GRÜNENTHAL shall use Commercially Reasonable Efforts and Diligent Development Efforts to conduct pharmaceutical formulation development of Product for Marketing in the United States of America in accordance with the Development Plan.

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3.5	ENDO shall use Commercially Reasonable Efforts and Diligent Development Efforts to conduct clinical development of Product for Marketing in the United States of America in accordance with the Development Plan, and shall be responsible for all development costs incurred to obtain Regulatory Approval in the countries of the Territory in accordance with the Development Plan. ENDO shall not take any steps to develop the Product for Marketing in countries outside the Territory.

3.6	GRÜNENTHAL shall remain the owner of any GRÜNENTHAL Information disclosed to ENDO pursuant to the provisions of this Agreement. ENDO shall have no right to use any such GRÜNENTHAL Information for any purposes other than as expressly provided in this Agreement without the prior consent in writing of GRÜNENTHAL.

3.7	ENDO shall be the owner of any and all ENDO Information and each and any Development Plan, including without limitation any and all Clinical Information that is generated, developed or acquired by ENDO in the development of the Product or in performance of the obligations of ENDO under this Agreement. GRÜNENTHAL shall have no right to use any data or information contained in such ENDO Information, Development Plan or Clinical Information for any purpose other than as expressly provided in this Agreement without the express prior consent in writing of ENDO, provided however that GRÜNENTHAL may use clinical studies that relate specifically to the properties of the Technology and are not related to safety and efficacy (e.g. abuse liability studies) for the purpose of development and marketing of products containing the Technology and active ingredients other than the Compounds.

Governance

3.8	A Joint Product Development Committee (JDC) will be established consisting for each Party of one project leader, a CMC representative, a manufacturing expert as well as a regulatory person. The JDC will meet at least 4 times per year, of which at least two meetings during the first two years following the Effective Date shall be face-to-face with venues alternating between GRÜNENTHAL and ENDO, unless otherwise agreed by the JDC.

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The JDC will report to the Joint Steering Committee (JSC) consisting of two senior management representatives of each Party. The development program, the time lines and budget will be approved and controlled by the JSC. The JSC will initially meet face to face and thereafter 2 times per year unless otherwise agreed by the Parties.

A Management Committee, consisting of one executive management member of each company, will be established. The task of such committee is the resolution of disputes.

The Development Plan will be the basis for the work of the JDC. Any modification will be submitted to the JSC. If an agreement is not possible, the Management Committee will meet within 15 days. If a resolution is not found within 15 days after such meeting, then ENDO will – subject to Article 3.3 – have the right to unilaterally modify the Development Plan.

Funding

3.9	ENDO will fund clinical development work for the Product conducted by or for the benefit of ENDO.

3.10	ENDO will reimburse GRÜNENTHAL for GRÜNENTHAL’s activities related to formulation and clinical development pursuant to the Development Plan with respect to the Product as follows:

(a)	The Parties shall mutually agree to a work activities plan and a budget for activities to be performed by or on behalf of GRÜNENTHAL pursuant to the Development Plan. Such budget shall reflect only GRÜNENTHAL’s actual costs and expenses, without any mark-up of any kind. ENDO’s reimbursement rate for GRÜNENTHAL employees shall be capped at a full time equivalent rate of € ***.

(b)	The Parties agree that for the Product described in Section 1.44 subsection (i), the budget for all formulation development work to be conducted by GRÜNENTHAL will not exceed € ***, of which € *** of the payment made by ENDO pursuant to Section 5.1 shall be credited as a partial payment towards such € ***.

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In the event that GRÜNENTHAL or ENDO believes that unforeseen technical difficulties require additional, out-of-scope work not covered by the initial work plan and budget, the Parties will meet and discuss. In the event ENDO agrees that such work is both necessary and beyond the scope of the initial work plan, the Parties will negotiate a change of scope work order to cover the additional unforeseen work, and once signed in writing by each of the Parties, ENDO will reimburse GRÜNENTHAL for work performed pursuant to such change of scope work order as if such additional work and budgeted payments were part of the initial work plan and budget.

3.11	In no event shall ENDO be responsible for over-budget work within the scope of the work plan, or out-of scope work which has not been approved in writing by ENDO pursuant to a change of scope work order specifying the work to be performed and maximum budgeted amount. GRÜNENTHAL shall complete all tasks within the scope of the work plan, as may be amended by a change of scope work order approved in writing by the Parties, and, in the event that GRÜNENTHAL exceeds the maximum budgeted amount for such work, GRÜNENTHAL shall be responsible for any over-budget work. In addition, ENDO shall only be responsible for the lesser of (i) the budgeted amount for specific work, or (ii) the actual time spent on such work by GRÜNENTHAL. GRÜNENTHAL shall provide quarterly summarized hourly time records evidencing such work. Upon ENDO’s request, GRÜNENTHAL shall submit appropriate documentation in the form of total hours spent on the workpackages outlined in the Development Plan. ENDO shall have the right to review such supporting documentation and shall have the right to obtain refunds for time billed which is not appropriately supported by such documentation.

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3.12	Upon execution of this Agreement and thereafter during the term hereof, each Party shall disclose to the other, in confidence under the terms of Article 13 hereof, Technical Information and Clinical Information, and copies of correspondence with any Regulatory Authority, as the same shall become available, including information and correspondence relating to the safety and efficacy of Product and any regulatory problems relating thereto, all to the extent necessary or useful to enable the receiving Party to develop, Manufacture or Market the Product in accordance with its rights and obligations under this Agreement.

3.13	During the development of the Product, prior to each meeting of the JDC, each Party shall deliver to the other Party a written report setting out the steps taken by such Party to develop the Product, summaries of any tests or studies conducted by such Party and of all Clinical Information and Technical Information generated since the last such report was delivered, and a comparison of the progress made in the development of the Product against the Development Plan.

3.14	Each Party shall maintain records, in sufficient detail and in compliance with GMP/GCP standards, as applicable, and generally accepted accounting principles, that fully and properly reflect all work done, and all results achieved by such Party in the performance of its obligations under this Agreement.

3.15

ENDO, as soon as practicable, shall provide to GRÜNENTHAL draft forms of protocols for all studies required during the clinical development of the Product. GRÜNENTHAL may review such draft protocols, and will have fifteen (15) Business Days after receipt of such a draft protocol to provide comments to ENDO for ENDO’s consideration. Notwithstanding anything to the contrary, ENDO will have final decision-making authority with respect to each such protocol; provided that, with regard to clinical studies that relate specifically to properties of the Technology and not generally to safety and efficacy of the Product (e.g. abuse liability studies), such protocols shall be subject to GRÜNENTHAL’s consent, not to be unreasonably withheld or delayed. If the Parties cannot agree on a protocol for which GRÜNENTHAL will provide its consent, whether in the Joint Steering Committee, or the Management Committee in

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accordance with Section 20.2, the Chief Executive Officer, or a designee of the Chief Executive Officer, of each of the Parties will confer to reach agreement; provided that if agreement cannot be reached by the Chief Executive Officers, or designees, if applicable, the Chief Executive Officer of ENDO will have a right to exercise final decision-making authority. For purposes of clarity, any dispute regarding a failure to reach agreement will not be subject to arbitration pursuant to Section 20.3 or any other dispute resolution method.

3.16	ENDO shall provide to GRÜNENTHAL with a copy of all final reports and final protocols from preclinical, non-clinical and clinical trials performed in the development of Product, within thirty (30) days after such reports and protocols are finalized. Top line data shall be provided within three (3) Business Days after receipt, and synopsis data within ten (10) Business Days after receipt.

3.17

Diligence Failure: If, at any time during the development of the Initial Product: (i) the actual development timeline for the Initial Product is more than ***days delayed from the development timeline set forth in the current Development Plan, and either Party believes such delay is due to the failure of the other Party to perform its obligations hereunder, then such Party may convene a special meeting of the JSC to discuss the matter, by written notice to the other Party. Such notice shall state with particularity the obligations the Party calling the meeting believes that the other Party has not satisfied and the basis for such belief, including any supporting evidence that it wishes to provide in connection therewith. The meeting shall be convened at corporate office of the Party not requesting the meeting, within ten (10) business days of such Party’s receipt of such notice. At such meeting, the members of the JSC shall discuss the concerns of the Party requesting the meeting, the other Party’s efforts in such areas of concern and any additional actions that the Party requesting the meeting requests the other Party take to remedy the cause for concern. If after such meeting, the Parties have not agreed in writing to a resolution of the matter reasonably satisfactory to the Parties, either Party shall have

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the right to claim a breach of this Agreement and upon determination in arbitration under Section 20 that such Party is in material breach, obtain payment in the amount of € *** as liquidated damages in addition to its other rights hereunder.

ARTICLE 4.	MANUFACTURE AND SUPPLY

4.1	ENDO shall purchase its *** requirements of Products *** from GRÜNENTHAL and GRÜNENTHAL shall Manufacture and supply such requirements to ENDO in finished form in accordance with the provisions of this Article 4 and of the Quality Assurance Agreement. ENDO acknowledges and agrees that GRÜNENTHAL may subcontract any task of Manufacture and supply to third party(ies) determined by GRÜNENTHAL and notified to ENDO in advance. Therefore ENDO acknowledges and agrees that any obligation of GRÜNENTHAL in this Article 4 and in the Quality Assurance Agreement may be executed by GRÜNENTHAL’s subcontractor(s). The Manufacture and supply of Product by GRÜNENTHAL to ENDO and the supply of sufficient quantities of Compound by ENDO required for the Manufacture shall be subject to the following:

4.1.1

ENDO shall ensure supply to GRÜNENTHAL of (i) quantities of the Compound *** GRÜNENTHAL’s designated subcontractor(s) in the USA (Incoterms 2000), and in a manner that is both timely and sufficient to enable GRÜNENTHAL to meet the rolling forecasts and the firm purchase requirements for the Product and (ii) a test method (“Test Method”) sufficient for GRÜNENTHAL to (a) identify the Compound, (b) ensure that the Compound meets the Compound Specification, as set forth in the Quality Assurance Agreement, (“Compound Specifications”) and (c) is fit for use in the Product. A certificate of analysis for each lot of Compound shall be provided to GRÜNENTHAL with each delivery. ENDO shall be *** for the amount of GRÜNENTHAL’s direct and consequential damages caused by failure to supply Compound pursuant

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to the provisions of this Article 4.1.1. GRÜNENTHAL shall be responsible for placing the order with ENDO’s supplier, specifying the quantity of Compound that GRÜNENTHAL requires based upon the applicable rolling forecasts and the firm purchase requirements for Product.

4.1.2	In the event that ENDO changes the Compound Specifications, it will give GRÜNENTHAL sufficient notice to enable GRÜNENTHAL to comply with its obligations under this Agreement and to use the Compound in a safe manner. Any such change will be made in accordance with the Quality Assurance Agreement and Section 7.6.

4.1.3	GRÜNENTHAL shall be responsible for performing the incoming inspection and testing of all shipments of Compound in accordance with the Test Method. GRÜNENTHAL’s sole obligation with regard to the inspection and Test Method is to properly perform the Test Method as agreed by the Parties. In the event that any shipment of Compound fails to satisfy the requirements set forth in the Test Method, GRÜNENTHAL will notify ENDO and ENDO shall be responsible for resolving such failure with ENDO’s supplier of Compound. However, GRÜNENTHAL shall use reasonable commercial efforts to assist ENDO in resolving such failure with the supplier of the Compound.

4.1.4	Prior to commercial launch, GRÜNENTHAL shall be responsible for losses of the Compound that result from GRÜNENTHAL employee error or from accident, provided that GRÜNENTHAL shall not be responsible for losses of Compound made in the normal course of manufacturing, up to the allowable yield loss for the Product (currently estimated to be ***% or less), or as a consequence of force majeure, as such term is described in Section 21.1. GRÜNENTHAL shall reimburse ENDO for ENDO’s actual costs for losses of the Compound that result from GRÜNENTHAL employee error or from accident. ENDO will provide GRÜNENTHAL with instructions for handling and storage of the Compound.

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Beginning at commercial launch, GRÜNENTHAL shall determine the average loss of Compound after validation of the Product has been completed (the “Normal Compound Yield Losses”). In cases where the actual Compound yield loss in any Calendar Quarter is larger than the Normal Compound Yield Losses, ENDO shall be credited for the amount of ENDO’s actual costs for such losses of Compound exceeding the Normal Compound Yield Losses and ENDO may deduct all such credited amounts from supply price due GRÜNENTHAL hereunder, unless GRÜNENTHAL can establish that such excess loss was due to an event of force majeure.

4.1.5	ENDO shall promptly provide GRÜNENTHAL with all information concerning the Compound that GRÜNENTHAL will reasonably require for the safe and proper handling, storage, testing, use and transport of the Compound.

4.1.6	No later than *** of each calendar year, ENDO shall deliver to GRÜNENTHAL a forecast of its requirements of the Product for the following calendar year, for the purpose of assisting GRÜNENTHAL in projecting its demand for the Compound for such calendar year for submission to and approval by Regulatory Authorities, including in particular the United States Drug Enforcement Agency (DEA).

4.1.7

GRÜNENTHAL will exercise the same care to prevent damage, destruction, deterioration or other harm of Compound located at GRÜNENTHAL as GRÜNENTHAL uses to protect its own materials, but under no circumstances less than a reasonable standard of care. Compound in the custody of GRÜNENTHAL will be and remain the exclusive property of ENDO at all times. Except as otherwise set forth in Section 4.1.4 above and in this Section 4.1.7, all risk of loss for Compound located at GRÜNENTHAL’s facilities shall lie with ***; provided that, in addition to losses described in Section 4.1.4 above, GRÜNENTHAL shall bear the risk of loss attributable to GRÜNENTHAL’s negligence or wilful misconduct in the storage or handling of Compound. In the event of a loss of Compound caused by

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GRÜNENTHAL’s negligence or wilful misconduct, ENDO shall be credited for the amount of ENDO’s actual costs for such losses of Compound and ENDO may deduct all such credited amounts from supply price due GRÜNENTHAL hereunder.

4.2	GRÜNENTHAL Supply of Product.

4.2.1	GRÜNENTHAL will be solely responsible for all aspects of the Manufacture and supply of finished Product, except for Compounds as set forth in Section 4.1 above, in sufficient quantities and in due time, including without limitation all costs associated with establishing a production line in the US for the Initial Product . GRÜNENTHAL shall use Commercially Reasonable Efforts to diligently optimize the yield of the Product. On ENDO’s request, GRÜNENTHAL will provide to ENDO confirmation of successful validation, including i) all related data according to the release specification, ii) any restrictions and iii) a validation statement. GRÜNENTHAL and its Affiliates shall Manufacture and shall supply Products to ENDO, exclusively for ENDO and/or its Sublicencees, and not for any other party, for use in accordance with the terms of this Agreement. Products shall be Manufactured and supplied in accordance with the following provisions:

(a)	Subject to the terms hereof, GRÜNENTHAL shall Manufacture the requirements of ENDO and its Affiliates and Sublicensees for Products, and GRÜNENTHAL and its Affiliates shall not Manufacture, supply or sell Products for sale in the Territory for, to or for the benefit of any third party.

(b)	All Products shall be Manufactured by GRÜNENTHAL in accordance with the Product specifications, GMP and the Quality Assurance Agreement and in accordance with and using the Patents and the GRÜNENTHAL Information.

(c)	The Parties shall have additional responsibilities for Products as set forth in the Quality Assurance Agreement. GRÜNENTHAL shall have sole responsibility for disposing of all Products and wastes arising from Manufacture in accordance with all Applicable Law.

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(d)	All excipients and non-active raw materials required for the Manufacture shall be acquired by GRÜNENTHAL or its subcontractor(s) from third parties approved by ENDO in writing, which approval shall not unreasonably be withheld.

(e)	GRÜNENTHAL shall, at its cost, perform all validation activities relating to Manufacturing, equipment, packaging and cleaning process and shall produce necessary validation batches.

(f)	Clinical Samples. GRÜNENTHAL shall supply ENDO with reasonable quantities of Product for research and/or clinical use as requested by ENDO in writing from time to time, provided that it has made adequate progress pursuant to the Development Plan such that it has developed the capability to make clinical samples. Such clinical samples shall be supplied within *** (***) months after any such request provided that, in case of unexpected events leading to increased requirements of clinical samples, both Parties shall use Commercially Reasonable Efforts to supply such clinical samples as quickly as possible, but in no event longer than *** (***) months to comply with such requirements from the receipt of Compound by GRÜNENTHAL plus the time required to generate corresponding stability. The costs for clinical materials shall be included in the development budget and ENDO shall not incur any additional costs for such clinical trial material. The release of clinical trial materials will require review by the Quality Affairs group of ENDO.

4.2.2	Forecasts; Orders

(a)

Forecasts. No later than *** (***) months prior to the expected Date of First Sale of any Product, ENDO shall submit to GRÜNENTHAL a written estimate of its *** requirements for such Product for each of the next succeeding *** (***) months.

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The forecast shall be updated monthly by the *** (***) Business Day of the month on an *** (***) month rolling basis. In addition, ENDO shall also provide GRÜNENTHAL a *** forecast updated once a calendar year for information purposes only.

(b)	Firm Purchase Requirement. The forecast of the most current *** (***) monthly periods shall constitute firm purchase requirements which shall state in detail the quantities of Product ordered and the required delivery dates, and shall be binding on the Parties regarding Products to be supplied by GRÜNENTHAL and purchased by ENDO. The forecast for the remaining *** (***) month period of each rolling forecast is for planning purposes only and shall not constitute a commitment to supply or purchase Products.

(c)	Purchase of Raw Materials. GRÜNENTHAL by itself or by its subcontractor(s) shall purchase raw and intermediate materials for the Manufacture using the forecast of the most current *** (***) month period in the monthly forecast. Should any raw or intermediate materials purchased on the basis of such *** (***) month forecast become obsolete or unusable as a result of subsequent changes to ENDO’s forecast quantities or to Product specifications, then ENDO shall, at ENDO’s option, purchase from GRÜNENTHAL, at GRÜNENTHAL’s *** cost, that amount of inventory of raw and intermediate materials so rendered obsolete (including any related costs for destruction), or, if possible, have GRÜNENTHAL return such materials and *** GRÜNENTHAL any *** incurred.

(d)

Excess Orders. Should any new monthly firm purchase requirement include quantities of Product in amounts that exceed *** (***%) of amounts set forth in month *** of the most recent forecast provided by ENDO to GRÜNENTHAL pursuant to Section 4.2.2(b), or should ENDO desire to *** the amount of

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Products to be Manufactured pursuant to any already submitted Purchase Order, then GRÜNENTHAL shall use Commercially Reasonable Efforts to comply with such requested change. Notwithstanding the foregoing, GRÜNENTHAL *** to ENDO for any inability, despite use of such Commercially Reasonable Efforts, to Manufacture such *** Products.

(e)	Capacity. In the event that GRÜNENTHAL, in its reasonable judgment determines that its capacity for Manufacturing of Products would be reasonably expected to fail to fulfil ENDO’s requirements of Products based on ENDO’s most recent forecast, GRÜNENTHAL shall give prompt written notice to ENDO. Within *** (***) days after receipt of such notice, ENDO and GRÜNENTHAL shall meet to determine courses of action to address such capacity issues including, for example, the establishment of a *** for Manufacturing the Products, it being understood that the costs for such establishment shall be borne by GRÜNENTHAL.

(f)

Inability to Supply. In the event that GRÜNENTHAL becomes aware at any time of any matter, circumstance or event which might reasonably be expected to give rise to a Long-Term Inability to Supply with respect to Product based on ENDO’s most recent forecasts (including that the quality standards set forth herein and in the Quality Assurance Agreement have been materially compromised such that GRÜNENTHAL may not be able to supply Product Manufactured to Product specifications and/or comply with GMP), GRÜNENTHAL shall give prompt written notice of such matter, circumstance or event, the cause thereof, the anticipated length of such delay or shortfall and the action to be taken to reduce, minimize or remove the adverse effects of any such delay. Within *** (***) days after receipt of such a notice from GRÜNENTHAL given pursuant to this Section 4.2.2(f), ENDO and GRÜNENTHAL shall meet with a

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view to agreeing to action as may be necessary to ensure that no interruption of supply or shortfall in quantities of Products occurs. In the event that a Long-Term Inability to Supply with respect to any Product has or will occur, ENDO shall have the right, in addition to any and all of its other remedies under this Agreement at its sole discretion, to: (1) require GRÜNENTHAL to use a third party second source to Manufacture such Product; or (2) proceed pursuant to Section 18.1(b) solely with respect to the Product not adequately supplied.

4.2.3	Purchase of Products; Deliveries.

(a)	Purchase Orders. Except to the extent the Parties may otherwise agree with respect to a particular shipment or as otherwise expressly provided herein, Product shall be ordered by ENDO pursuant to a written purchase order which shall comply with the provisions of this Article 4 (“Purchase Order”) and which shall be sent to GRÜNENTHAL with not less than *** (***) days’ lead time prior to the delivery date for the Product. ENDO shall place orders only in whole batch quantities. All Purchase Orders for Product submitted by ENDO in accordance with this Section 4.2.3 a) shall be deemed accepted by GRÜNENTHAL unless GRÜNENTHAL notifies ENDO in writing within *** (***) Business Days after receipt of such a Purchase Order; provided, however, notwithstanding anything to the contrary, GRÜNENTHAL shall supply Product in quantities not less than between ***% and ***% of the quantities set forth in the relevant Purchase Order.

(b)	Deliverables. GRÜNENTHAL shall furnish to ENDO with each shipment of Products ordered by ENDO hereunder, (i) a certificate of analysis reflecting that such Product conforms to and was Manufactured in strict compliance with the specifications for such Product, GMP and all other applicable provision of this Agreement, the Quality Assurance Agreement and Applicable Laws, and (ii) all documentation required by law, regulation or any Regulatory Authority having jurisdiction over such shipment.

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(c)	Shelf-Life. ENDO shall not be required to take delivery of a batch of Product with less than *** (***) months expiry or *** *** (***%) of the original shelf life, whichever is greater; provided, however, that ENDO reserves the right to take delivery and launch Product with less than *** (***) months shelf life. Such election shall be made by ENDO and communicated to GRÜNENTHAL prior to the first Purchase Order. In the event that ENDO elects to take delivery and launch Product with less than *** (***) months shelf life, the Parties will meet and confer for the purpose of determining the minimum acceptable shelf life for the Product.

(d)	Delivery. The terms of delivery for the Products shall be *** (Incoterms 2000) GRÜNENTHAL’s or GRÜNENTHAL’s subcontractor’s facility.

(e)	Risk and Transfer of Title. Property in, title to and risk of loss of or damage to Product shall remain with GRÜNENTHAL and pass to ENDO only upon ***. Products shall be properly prepared for safe and lawful shipment by GRÜNENTHAL and shall be shipped via the common carrier mutually agreed upon by the Parties. GRÜNENTHAL shall make the arrangements for shipping to ENDO’s distribution center at *** expense. All shipments shall be accompanied by appropriate transportation and other agreed upon documentation.

4.2.4	Non-Conforming Product:

(a)

Non-conforming Product. If it is determined by agreement of the Parties (or in the absence of agreement of the Parties by a mutually acceptable independent laboratory or consultant whose fees shall be paid by the non-prevailing Party) that a Product non-

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conformity is due to damage to such Product (i) caused by ENDO or its agents or (ii) which occurs subsequent to delivery of such Products to the carrier at the point of origin, GRÜNENTHAL shall have no liability to ENDO with respect thereto. If such a non-conformity is caused by breach by GRÜNENTHAL of any term of this Agreement or the Quality Assurance Agreement, ENDO, at ENDO’s election, either (i) shall be *** to ENDO for such non-conforming Product, including without limitation all transportation and insurance charges associated with such shipment, and ENDO may *** all such *** due to GRÜNENTHAL hereunder or (ii) shall receive conforming Product from GRÜNENTHAL as replacement for such non-conforming Product at *** to ENDO.

(b)	Rejection. In any case where ENDO rejects non-conforming Product, ENDO shall await written instructions from GRÜNENTHAL as to further disposition of such non-conforming Product. If GRÜNENTHAL does not provide such instructions within *** (***) days after receipt of ENDO’s rejection notice, ENDO shall dispose of such non-conforming Product and invoice GRÜNENTHAL for the costs of destruction. In the event that ENDO has not received any amount due to ENDO under such invoice prior to the date of ENDO’s next obligation to make any payment to GRÜNENTHAL under the terms of this Agreement, ENDO may deduct any and all such amount from the payment amount due GRÜNENTHAL. In any event, ENDO may retain samples of non-conforming Products for the purpose of determining any dispute.

(c)	Rights and Remedies. The rights, remedies and obligations set forth in this Section 4.2.4 are in addition to and not in substitution for such rights, remedies and obligations that either Party may have pursuant to Article 17.

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4.2.5	Late Delivery. Notwithstanding anything to the contrary, in the event that any Product is delivered after the delivery date specified in the applicable Purchase Order, ENDO, on the *** (***) day after the specified delivery date, shall be *** for the amount of ENDO’s direct and consequential damages caused by such late delivery and ENDO may *** all such *** amounts from supply price due to GRÜNENTHAL hereunder.

4.2.6

Inspections. At any time during normal business hours, however not more than *** per calendar year or upon audits for cause and upon reasonable prior written notice, *** pre-named *** of ENDO, who must be a quality expert, shall be entitled to carry out the necessary audits relating to the production facilities where the Products are manufactured jointly with an employee of GRÜNENTHAL and GRÜNENTHAL’s subcontractor. The lead for the audit shall be with the *** employee. The auditor from ENDO shall sign a *** confidentiality agreement with GRÜNENTHAL in advance of the audit and shall not be allowed to ***, provided however, that any such *** shall be delivered to a GRÜNENTHAL employee’s possession at the end of each audit day. The audit report shall be prepared by GRÜNENTHAL. ENDO shall receive a copy of the audit report, provided that GRÜNENTHAL may *** GRÜNENTHAL proprietary information from the audit report provided to ENDO. All observations shall be listed on any *** version. ENDO’s auditor shall be promptly informed of all corrective and preventative actions resulting from the joint audit or any regulatory audit. A copy of the response to the audit observations will be sent to the ENDO auditor. GRÜNENTHAL shall allow representatives of the FDA and any other regulatory agency or authority with jurisdiction over the Manufacturing or Marketing of Products to inspect all facilities used by GRÜNENTHAL in the Manufacturing, testing, packaging, storage and shipment of Products sold under this Agreement. GRÜNENTHAL shall cooperate with such ENDO employee and representatives of regulatory agency or authority in every reasonable manner. GRÜNENTHAL shall

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also provide ENDO with a copy of any FDA Form 483 notices of adverse findings, regulatory letters or similar notifications it receives from other governmental agencies or authorities setting forth adverse findings or non-compliance with any Applicable Law or standards relating to Products supplied hereunder within *** (***) Business Days after GRÜNENTHAL’s own receipt thereof. GRÜNENTHAL shall also provide ENDO with a copy of GRÜNENTHAL’s response to any such notification.

4.2.7	Cooperation: ENDO and GRÜNENTHAL shall each cooperate with one another to establish general oversight and management of all aspects of implementation of Manufacture and quality control during the course of this Agreement through each Party’s designated representatives, whether employees, consultants or Affiliates. Without prejudice to the generality of the foregoing, the Parties shall work together to:

(a)	oversee the timing and implementation of relevant phases of Manufacture in relation to the Products; including as needed, obtaining expert consultants to assist in the process optimization;

(b)	review the operation of this Agreement and the Quality Assurance Agreement including with regard to volume forecasts, technical and pricing issues in accordance with the terms hereof and thereof; and

(c)	assess from time to time actions to be taken to reduce the Normal Compound Yield Losses to *** (***) percent using such information as may be necessary and to be provided by GRÜNENTHAL and ENDO.

4.2.8

Second Manufacturing Site. GRÜNENTHAL agrees to start the establishment of a second manufacturing site for the oxymorphone containing Products at a different facility and to use commercially reasonable efforts to obtain final regulatory approval for such second manufacturing site as soon as possible upon the occurrence of all of the following: (i) the *** anniversary of

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Date of First Sale of the Initial Product, (ii) achievement of $*** in Net Sales of all Products containing oxymorphone in the last *** before the *** anniversary of Date of First Sale of The Initial Product, (iii) ENDO delivery to GRÜNENTHAL of forecasts pursuant to Article 4.2.2 (a) for all Products containing oxymorphone of at least $*** for the *** year and at least $*** for the *** year following Date of First Sale of the Initial Product, and (iv) ENDO has at least one other Product containing oxymorphone either in development or commercialized.

ARTICLE 5.	MILESTONES AND PRODUCT SUPPLY PAYMENTS

Initial Payment

5.1	For the rights and licenses granted hereunder, ENDO shall make, in addition to the other payments under this Article 5.2 and 5.3, a *** payment to GRÜNENTHAL of € 11,500,000 (eleven million five hundred thousand Euro) within *** days after the Effective Date.

Development Milestone Payments

5.2	ENDO shall make the following *** (except with respect to the Technical Feasibility Milestone) development milestone payments to GRÜNENTHAL, each such payment to be due within thirty (30) days after achievement of the relevant milestone for a Product as set forth below.

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Development Milestone Event

Payment
5.2.1	***	US$2,000,000 *
5.2.2	***	€3,800,000
5.2.3	***	€ ***
5.2.4	***	€*** **
5.2.5	***	€***
5.2.6	Regulatory Approval by FDA of the Product described in Section 1.44, subsection (i)	€3,800,000
5.2.7	***	€***
5.2.8	***	€***
5.2.9	***	€***
5.2.10	***	€***
5.2.11	***	€*** ***

        *        ***

        **      ***

        ***    ***

Notwithstanding anything to the contrary, no development milestone shall be ***.

Commercial Milestone Payments

5.3	ENDO shall make the following *** commercial milestone payments to GRÜNENTHAL, each such payment to be due within *** (***) days after the first time annual calendar-year Net Sales achieve the targets set forth below with respect to Products in the Territory:

Commercial Milestone Event

Payment
***	€***
***	€***
***	€***
***	€***
***	€***

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For example, if Baseline Sales when the Product is launched were US$***, then, ENDO would owe GRÜNENTHAL a €*** one-time payment within *** (***) days after the date upon which Net Sales of Product exceed US$***. Notwithstanding anything to the contrary, no commercial milestone shall be ***.

Product Supply Payments

5.4	For supply of Product, except for supply of clinical samples as set forth in Section 4.2.1(f), ENDO shall pay GRÜNENTHAL a transfer price in U.S. Dollars as follows:

Transfer Price as a percentage of Net Sales	Annual Net Sales in the Territory (millions of U.S. Dollars)
***%	<$***
***%	>$*** - ≤$***
***%	>$*** - ≤$***
***%	>$***

5.5	***

5.6	***

5.7	ENDO may credit against any transfer price payments due under Sections 5.4 and 5.5 an amount equal to the Technical Feasibility Milestone payment paid by ENDO to GRÜNENTHAL; provided that such transfer price payments shall not be ***, after giving effect to the foregoing, by more than (i) *** (***%) of the transfer price payments that would have been paid in the absence of such *** in any Calendar Quarter or (ii) the applicable Floor Prices as described in Section 5.9. For clarity, ENDO may apply such *** until the Technical Feasibility Milestone payment has been fully credited against transfer price payments due under Sections 5.4 and 5.5.

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5.8	For sales of Product which are deducted from Net Sales pursuant to Section 1.36 (v) (Uncollectible Accounts), ENDO shall pay the applicable Floor Price for such sales in lieu of a payment pursuant to Sections 5.4-5.7.

5.9	In no event shall ENDO’s payments for supply of Product determined in accordance with Sections 5.4 - 5.7 be less than the applicable Floor Prices for Product delivered by GRÜNENTHAL to ENDO under this Agreement.

Currency Exchange

5.10	Payments of transfer prices to GRÜNENTHAL based on sales outside the United States of America will be payable to GRÜNENTHAL in U.S. Dollars according to the official rate of exchange of the currency of the country from which the transfer prices are payable as quoted by The Wall Street Journal, New York edition, for the last Business Day of the Calendar Quarter for period during which the product supply payment is due.

Taxes on Payments

5.11	In the event that ENDO determines it is required by any Applicable Law to withhold any taxes from any payment made pursuant to this Agreement (“Withholding Taxes”), ENDO shall (a) withhold such Withholding Taxes from such payment; (b) remit such Withholding Taxes to the appropriate governmental authority; (c) pay to GRÜNENTHAL the amount set forth in the Agreement, reduced by the amount of Withholding Taxes withheld and remitted to the appropriate governmental authority; and (d) obtain and furnish to GRÜNENTHAL a Withholding Tax receipt or other evidence of such remittance from the appropriate governmental authority.

5.12	GRÜNENTHAL shall provide ENDO with any form, certificate or other documentation required to establish GRÜNENTHAL’s eligibility for the benefits of any applicable income tax treaty or to establish its entitlement to a reduction in or an exemption from Withholding Taxes.

5.13

ENDO and GRÜNENTHAL hereby agree that in the event a taxing authority claims that any Withholding Taxes and taxes in addition to the amount of Withholding Taxes actually withheld pursuant to Section 5.11

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and/or interest and penalties are owing in respect of any payment made by ENDO to GRÜNENTHAL under the terms of this Agreement, then ENDO and GRÜNENTHAL shall meet and confer to discuss means by which such additional taxes may be legally minimized; provided that each party shall remain responsible for all taxes assessed against it or for its credit.

Transfer Price Payment Reports, Records and Audits

5.14	Transfer price payments for each Product shall be paid within *** (***) days after the first day of *** of each year following the Date of First Sale of such Product and shall include a written report with respect to the preceding *** stating: (i) the gross amounts invoiced for such Product sold by ENDO, its Affiliates and Sublicensees in each country in the Territory; (ii) Net Sales of such Product during such *** on a country-by-country basis; (iii) for sales outside the United States, the currency exchange rates used in determining such Net Sales; (iv) *** inventory and (v) a calculation of the amounts due to GRÜNENTHAL.

5.15	Each Party shall keep full and true books of accounts and other records in sufficient detail so that the payments payable under the terms of this Agreement can be properly ascertained.

5.16

ENDO shall, at the request of GRÜNENTHAL, permit an independent public accountant certified in the U.S. affiliated with internationally recognized accounting firm selected by GRÜNENTHAL and reasonably acceptable to ENDO to have access during ordinary business hours, to such books and records as may be necessary to determine the correctness of any payment report or payment made under the terms of this Agreement or to obtain information as to amounts payable in case of failure to report or pay pursuant to the terms of this Agreement. The auditor will execute a written confidentiality agreement with ENDO and will disclose to GRÜNENTHAL only the amount and accuracy of payments reported and actually paid or otherwise payable under the terms of this Agreement. The auditor will send a copy of the report to ENDO at the same time it is sent to GRÜNENTHAL. Such examination shall be conducted (a) after at least

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*** (***) days prior written notice from GRÜNENTHAL, (b) at the facility(ies) where such books and records are maintained, (c) without disruption to operations of ENDO (to the extent reasonably practicable, such examination shall be completed within *** (***) days), and (d) no more frequently than *** in any calendar year. GRÜNENTHAL shall be responsible for expenses for the independent certified public accountant, except that ENDO shall reimburse the GRÜNENTHAL reasonable fees for such independent accountant’s documented services if the independent accountant determines the amounts actually paid by ENDO to GRÜNENTHAL for the period subject to audit are less than *** (***%) of the amount actually owed for the period of the audit and such determination is finally resolved in favor of GRÜNENTHAL pursuant to Section 5.17 below if contested by ENDO. All inspections made hereunder shall be made no later than *** (***) years after the payment or payment report that is the subject of the investigation was due, and all payments and payment reports not audited within such *** (***) year period will be deemed accurate and in accordance with the terms of this Agreement. As a condition to any sublicense granted by ENDO hereunder, ENDO shall ensure that GRÜNENTHAL has the same audit rights as those described in this Section 5.16 with respect to any Affiliate of ENDO or Sublicensee.

5.17	If, as a result of any audit pursuant to Section 5.16, it is shown that ENDO’s payments under this Agreement with respect to the period of time audited were less than the amount that should have been paid pursuant to this Agreement, then ENDO shall, within *** (***) Business Days after GRÜNENTHAL’s demand therefor, either pay to GRÜNENTHAL the amount of such shortfall, or proceed to the dispute resolution mechanism set forth in Section 5.18. If, as a result of any audit pursuant to Section 5.16, it is shown that ENDO’s payments under this Agreement with respect to the period of time audited exceeded the amount that should have been paid pursuant to this Agreement, then GRÜNENTHAL shall, within *** (***) Business Days after ENDO’s demand therefor, either pay to ENDO, or agree in writing to credit ENDO against ENDO’s next required payment, the amount of such excess, or proceed to the dispute resolution mechanism set forth in Section 5.18.

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5.18	In the event that the Parties do not agree on the amount of overpayment or underpayment, within *** (***) days, the Parties shall mutually select a U.S.-based internationally recognized public accounting firm which shall review the amount in dispute and other related issues and resolve such dispute within *** (***) days thereafter. Each Party shall pay *** (***%) of the expenses for the public accounting firm; provided, however, that if such accounting firm determines that the amount paid by ENDO to GRÜNENTHAL are less than *** (***%) of the amount actually owed to GRÜNENTHAL, ENDO shall reimburse GRÜNENTHAL for its portion of the expenses within *** (***) Business Days after GRÜNENTHAL’s request thereof. The recommendation of such public accounting firm shall be final and binding upon the Parties. A judgment on such public accounting firm’s disposition may be entered in any court having jurisdiction over the Parties. Notwithstanding anything to the contrary herein, the resolution of any dispute under this Section 5.18 shall be made under this Section 5.18 instead and in lieu of Section 20.3. The preceding sentence shall not preclude the application of Section 20.3 to any contract interpretation issue (as compared to an accounting issue which would be precluded from determination under Section 20.3).

ARTICLE 6.	PATENTS

Ownership and Use of Intellectual Property Rights

6.1	Except as explicitly agreed upon herein, the rights of the Parties to patents and patent applications filed before the date of the RE-Agreement shall remain unaffected.

6.2	All improvements or inventions made by ENDO or by GRÜNENTHAL developed from work conducted pursuant to the RE-Agreement or this Agreement predominately directed to the Compound, its manufacture, its

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use or any improvements thereof (hereinafter “Compound Invention”) shall be owned by ENDO. ENDO shall grant to GRÜNENTHAL a non-exclusive, royalty-free, unrestricted license solely to the extent such Compound Inventions relate to Technology apart from Compound.

6.3	All improvements or inventions made by GRÜNENTHAL or by ENDO developed from work conducted pursuant to the RE-Agreement or this Agreement predominately directed to the Technology, its manufacture, its use or any improvements thereof (hereinafter “Technology Invention”) shall be owned by GRÜNENTHAL. GRÜNENTHAL shall grant to ENDO a non-exclusive, royalty-free, unrestricted license to the extent such Technology Inventions relate to Compound apart from Technology.

6.4	The determination of inventorship for Inventions made during the term of this Agreement shall be made in accordance with Applicable Law relating to inventorship set forth in the patent laws of ***.

6.5	If the Parties cannot agree whether an improvement or invention is a Compound Invention or a Technology Invention the Parties shall mutually seek an opinion, at jointly borne expense, from a recognized patent law firm qualified to practise before the ***, and with expertise in the area of the improvement or invention in question, on whether such improvement or invention is a Compound Invention or a Technology Invention. Depending on the opinion of such patent law firm, the provisions of Section 6.2 or Section 6.3 shall apply to such improvement or invention.

6.6	Each of ENDO and GRÜNENTHAL shall cause any inventor of any Invention employed by ENDO or GRÜNENTHAL respectively to assign any and all rights that any such inventor may have in any such Compound Invention to ENDO or Technology Invention to GRÜNENTHAL, respectively.

Disclosure of Inventions

6.7

Each of GRÜNENTHAL and ENDO shall endeavour to advise the other of any Inventions as promptly as possible, to arrange, to the fullest extent possible, for simultaneous filing of applications where appropriate and to

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avoid as much as possible any disclosure that may be considered to be prior art to an application filed by the other Party. If at any time during the term of this Agreement it appears that any further agreement between the Parties is reasonably required to assist in obtaining patent protection for the respective Invention, the Parties shall act diligently and reasonably to negotiate the terms of, and enter into, such an agreement.

Filing and Prosecution of Patent Applications by ENDO

6.8	ENDO shall have the right and the responsibility for filing, prosecuting and maintaining patents and patent applications for all Inventions owned by ENDO.

6.9	ENDO shall advise GRÜNENTHAL in writing of its plans to file patent applications for any such Invention to the extent such Invention claims, covers or relates to the Product, and of the countries in the Territory in which ENDO intends to file such applications. Subject to Section 6.14, GRÜNENTHAL may at its own expense file an application for any such Invention in any country outside the Territory in respect of which ENDO has not indicated it will file an application. Any such application filed by GRÜNENTHAL and any patent issuing therefrom shall be filed in the name of the inventors or of ENDO and shall, at the request of GRÜNENTHAL, be assigned to GRÜNENTHAL. ENDO shall have a non-exclusive, royalty free license to such GRÜNENTHAL filed patent to the extent its claims relate to the Product, and a non-exclusive, royalty free license to the all other uses and applications.

6.10	GRÜNENTHAL shall have a right to assume responsibility for any patent or patent application filed in the Territory that claims, covers or relates to the Product that ENDO intends to abandon or otherwise cause or allow to be forfeited. ENDO shall give GRÜNENTHAL reasonable written notice prior to abandonment or other forfeiture of any patent or patent application so as to permit GRÜNENTHAL to exercise its rights under this Section 6.10, at its own expense.

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Filing and Prosecution of Patent Applications by GRÜNENTHAL

6.11	GRÜNENTHAL shall have the right and the responsibility for filing, prosecuting and maintaining patents and patent applications for all Inventions owned by GRÜNENTHAL. In connection with such right and responsibility, GRÜNENTHAL, as soon as possible, but not later than six (6) months after the Effective Date, in the US, shall file at least one patent application claiming priority to and depending from each series of patents and patent application within the Patents (as set forth in Annex 1.42) directed to, and including claims that claim or cover the Product described in Section 1.44, subsection (i) and which meet the criteria for listing in the FDA Orange Book (hereinafter “6.11-Patents”). Thereafter, from time-to-time and at least once per calendar year, GRÜNENTHAL shall update Annex 1.42 to include additional patent application filings and issued patents, including without limitation any all patent applications and patents that claim or cover a Line Extension or a Option Product, as applicable.

6.12	GRÜNENTHAL shall advise ENDO in writing of its plans to file patent applications for any such Invention to the extent such Invention relates specifically to properties or characteristics of the Technology and affects the Product, and of the countries in the Territory in which GRÜNENTHAL intends to file such applications. ENDO may at its own expense file an application for any such Invention in any country in the Territory in respect of which GRÜNENTHAL has not indicated it will file an application. Any such application filed by ENDO and any patent issuing therefrom shall be filed in the name of the inventors or of GRÜNENTHAL and shall, at the request of ENDO, be assigned to ENDO.

6.13	ENDO shall have a right to assume responsibility for any patent or patent application filed in the Territory relating to the Product that GRÜNENTHAL intends to abandon or otherwise cause or allow to be forfeited. GRÜNENTHAL shall give ENDO reasonable written notice prior to abandonment or other forfeiture of any patent or patent application so as to permit ENDO to exercise its rights under this Section 6.13, at its own expense.

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6.14	The provisions of Sections 6.9 and 6.12 shall not apply if the inventing Party declares that due to secrecy reasons or existing obligations to a third party it does not want such application to be filed.

6.15	In all cases where an assignment between the Parties is to be made under the terms of this Agreement, the inventing Party will assist the other Party at the other Party’s request in the filing, prosecuting and maintaining of patent applications in the name and the expense of the other Party.

ARTICLE 7.	REGULATORY AFFAIRS

7.1

ENDO shall provide to GRÜNENTHAL as early as possible, but in any case with reasonably sufficient time for planning and accommodation the form of the CMC Section (full section and summary assuming CTD-format), any sections that incorporate or summarize GRÜNENTHAL Information or that refer to the Technology required for the submission of any Application for Regulatory Approval, and shall indicate to GRÜNENTHAL the date by which those portions of the CMC Section are required for ENDO’s planned submission of an Application for Regulatory Approval. GRÜNENTHAL, as soon as possible but not later than the date indicated by ENDO, shall provide to ENDO, in the form and content provided by ENDO, a copy of the appropriate portions of the CMC Section, notwithstanding those confidential descriptions of equipment and manufacturing technology that are covered in GRÜNENTHAL’s Drug Master File (DMF). For germane information that has been filed with a regulatory authority in a DMF(s), GRÜNENTHAL will provide ENDO with the appropriate letter(s) of authorization for the market application. ENDO may review non-DMF portions of the CMC Section and provide comments and suggestions to GRÜNENTHAL. GRÜNENTHAL shall reasonably consider all comments and suggestions of ENDO and shall provide all additional assistance to ENDO to permit ENDO to submit the Application for Regulatory Approval by the date of ENDO’s planned submission, or as soon as practicable thereafter. ENDO, in its sole discretion, shall determine the form and contents of the Application for Regulatory Approval. To the extent any portion of the Application for Regulatory

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Approval or any and all other regulatory filings relates specifically to properties of the Technology or Manufacturing of the Product, and not generally to safety and efficacy of the Product (e.g. abuse liability), the content of such portion shall be subject to GRÜNENTHAL’s consent, such consent not to be unreasonably withheld or delayed. If the Parties cannot agree on Technology or Manufacturing portions of regulatory filings for which GRÜNENTHAL will provide its consent, whether in the Joint Steering Committee, or the Management Committee in accordance with Section 20.2, the Chief Executive Officer, or a designee of the Chief Executive Officer, of each of the Parties will confer to reach agreement; provided that if agreement cannot be reached by the Chief Executive Officers, or designees, if applicable, the Chief Executive Officer of ENDO will have a right to exercise final decision-making authority. For purposes of clarity, any dispute regarding a failure to reach agreement will not be subject to arbitration pursuant to Section 20.3 or any other dispute resolution method.

The DMF (confidential to GRT and therefore referenced by ENDO in the NDA) shall contain information relevant to the equipment and manufacturing technology and shall fully support the NDA per requirements in ICH Q8 and other relevant guidances. To the extent that proprietary GRÜNENTHAL Technology is not compromised all other information shall be available to ENDO for inclusion in the NDA as set forth in Annex 7.1. The DMF and any subsequent changes will be available for review during audits, it being understood that for (i) ensuring consistency between the DMF and NDA before NDA filing and (ii) assessing Change Requests, Endo can require special audits pursuant to Section 4.2.6 by the pre-named ENDO quality expert permitted to conduct audits of the manufacturing facility.

Both GRÜNENTHAL and ENDO shall conduct all investigations under relevant GMP’s, GCP’s and GLP’s, as appropriate.

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Filing and Maintenance

7.2	Within a reasonable period of time after:

(a)	all of the other data and information required for that purpose are available to ENDO in the form required for a state of the art Application for Regulatory Approval including a capable manufacturing process for commercial scale, and

(b)	there are no legal or regulatory impediments to doing so,

ENDO has the right and shall use Commercially Reasonable Efforts to file, at the expense of ENDO, and in the name of ENDO, or any Affiliate or Sublicensee of ENDO, an Application for Regulatory Approval required for that Product in the USA.

ENDO shall, to the extent reasonably practicable, align with GRÜNENTHAL in advance with respect to any communication on the Technology to the respective Regulatory Authority including questions from, or issues raised by, the Regulatory Authority, briefing materials and questions in preparation of a meeting with such Authority, and attendance and participation of, GRÜNENTHAL representative(s) at meetings with Regulatory Authorities where discussion of the Technology is on the agenda. After any communication (meeting, telecon, or written exchange) with a Regulatory Authority involving the Technology ENDO shall provide GRÜNENTHAL a copy of any minutes or synopses from the Authority on the interaction. ENDO shall apprise GRÜNENTHAL within a reasonable time of any communication from a Regulatory Authority in the Territory that involves GRÜNENTHAL-supplied information or has direct impact for the Technology.

7.3	All Applications for Regulatory Approval, and any and all other regulatory filings, filed by ENDO relating to the Product, including but not limited to any Investigational New Drug Application and other similar application in the Territory, shall be owned by ENDO and shall remain with ENDO. All GRÜNENTHAL Information and Patents referenced in filings by ENDO to Regulatory Authorities in the Territory shall be owned by and shall remain with GRÜNENTHAL.

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ENDO, in its sole discretion, shall determine the form and contents of the Application for Regulatory Approval and of any and all other regulatory filings relating to the Product; provided that, to the extent any portion of the Application for Regulatory Approval or any and all other regulatory filings relates specifically to properties of the Technology or Manufacturing of the Product, and not generally to safety and efficacy of the Product (e.g. abuse liability), the content of such portion shall be subject to GRÜNENTHAL’s consent, such consent not to be unreasonably withheld or delayed. If GRÜNENTHAL will not agree to provide such consent, whether in the Joint Steering Committee, or the Management Committee in accordance with Section 20.2, regarding any aspect of the preparation and/or submission of any Application for Regulatory Approval, or any and all other regulatory filings, with respect to any Product, the Chief Executive Officer, or a designee of the Chief Executive Officer, of each of the Parties will confer to reach agreement; provided that if agreement cannot be reached by the Chief Executive Officers, or designees, if applicable, the Chief Executive Officer of ENDO will have a right to exercise final decision-making authority. For purposes of clarity, any dispute regarding a failure to reach agreement will not be subject to arbitration pursuant to Section 20.3 or any other dispute resolution method.

7.4

After receipt of Regulatory Approval for any Product in the Territory is obtained, ENDO shall have responsibility to maintain such Regulatory Approval. ENDO shall be responsible for (i) all preclinical, clinical and chemical and manufacturing controls sections of the approval or authorization, (ii) all labelling issues with Regulatory Authorities, (iii) all dealings with Regulatory Authorities on advertising and marketing matters, and (iv) all clinical studies, including but not limited to Phase IIIB and Phase IV studies; provided, however, that in matters of label language, GRÜNENTHAL shall be allowed to review copy proposed by ENDO prior to its submission to a Regulatory Authority and to publication and to object to language or position that relates specifically to properties of the Technology and not generally to safety and efficacy of the Product (e.g. abuse liability); and provided further that GRÜNENTHAL shall provide to ENDO, upon ENDO’s request, all information pursuant to Article 7.1

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available to GRÜNENTHAL necessary for ENDO to comply with the obligations imposed by any Regulatory Authority to maintain such Regulatory Approval, including without limitation information for inclusion into annual reports and updates to such Regulatory Authorities. Subject to such assistance by GRÜNENTHAL, ENDO shall use Commercially Reasonable Efforts to file any and all reports required for the Product by Regulatory Authorities in the Territory.

7.5	In addition to the support described in Section 7.4, GRÜNENTHAL will provide ENDO with regulatory support when requested by ENDO during the term of this Agreement. Such regulatory support services and documents shall be outlined in the Quality Assurance Agreement and be provided at no additional charge to ENDO. In particular, GRÜNENTHAL will:

7.5.1	at all times during the term of this Agreement ensure that it has, complies with and maintains in force, all licenses, consents, permits and authorization which may be required with respect to any GRÜNENTHAL facilities to be used for Manufacture of Products hereunder and its performance of its obligations hereunder, including without limitation those required in relation to the generation, storage, treatment, transport, possession, handling and disposal of any waste, and GRÜNENTHAL will Manufacture Products in strict compliance with all such licenses, consents, permits and authorization.

7.5.2	be responsible for providing requested assistance with the CMC Section of the NDA and obtaining and maintaining all Drug Master Files (DMFs) with relevant regulatory authorities in the Territory and all other Regulatory Approvals relating to facilities used in the Manufacture of Products, including, without limitation, ensuring compliance with GMP and all Applicable Law.

Change Request

7.6	During the term of this Agreement, if either Party desires to make or is required by a Regulatory Authority to make: (i) a change to the Product

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Specifications or Test Method, including packaging and labelling; (ii) a change to the Manufacturing process for Product; (iii) a change to testing Compound, (iv) a change to the sites of Manufacture of Product, or (v) any other aspect which may in the reasonable determination of the acting Party have a regulatory impact on a Regulatory Approval (a “Change Request”), such Party shall submit to the other Party in writing details of the Change Request for prior written approval, which approval shall not be unreasonably withheld or delayed. As far as changes are concerned which are covered in a DMF, only such information will be provided which are necessary to enable ENDO to assess the changes and to send the Change Request to the Regulatory Authority. The Parties will work together to define the regulatory strategy, implementation requirements, a reasonable lead-time, cost for the change to be implemented, and any resulting impact on the cost and expense for any Change Request before implementing such Change Request.

ADE Reports

7.7	ENDO shall be responsible for filing drug reaction reports (“ADEs”) for Product that it receives either from GRÜNENTHAL or from third parties. If GRÜNENTHAL receives an ADE, the ADE shall be supplied to ENDO within two (2) Business Days after receipt by GRÜNENTHAL.

Product Recall and Procedure

7.8

In the event that either Party determines an event, incident or circumstance has occurred that may result in the need for a “recall”, “market withdrawal” or “field alert” of Product or any lot(s) thereof, as such terms are defined in the United States Code of Federal Regulations 21 CFR 7.3 (“Recall”) and 21 CFR 314 (“Field Alert”), or other Applicable Law of a country in the Territory, such Party shall advise and consult with the other Party regarding such event as set forth below. ENDO shall have responsibility for the final decision on such actions. If ENDO believes GRÜNENTHAL is responsible for the Recall of Product, ENDO shall promptly notify GRÜNENTHAL in writing to that effect and consult with

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GRÜNENTHAL regarding the strategy for any Recall. Following notification, the Parties’ representatives from business, medical, regulatory, quality assurance and legal functions (and any others deemed necessary by a Party) (the “Recall Team”) shall discuss whether or not to conduct a Recall and, if so, the breadth, extent and level to which such Recall shall reach, what strategies and notifications should be used, the responsibility for the expenses of such Recall, and any and all other relevant concerns or actions. ENDO shall have the final authority to decide whether a Recall of such Product shall be made and to what extent and level it shall be conducted.

7.9	ENDO shall be the Party primarily responsible for administrating any Recall. ENDO shall bear the cost of all recalls, market withdrawals or corrections of Product unless such recall, market withdrawal or correction shall have arisen as a result of GRÜNENTHAL’s breach of any of its obligations or warranties set forth herein or in the Quality Assurance Agreement, in which case GRÜNENTHAL shall bear the direct cost of such recall, market withdrawal or correction, including the cost and expense of notifying ENDO’s customers, the costs and expenses associated with shipment of such Recalled Product, and the cost and expense of replacing and destroying such Product which is removed from the market, if necessary.

Communications

7.10

The Parties will cooperate with each other as reasonably required in order to facilitate all such interactions with Regulatory Authorities so as to receive and maintain approvals to Manufacture and Market Products in the Territory; provided, however, that ENDO shall be responsible for all communications with any and all Regulatory Authorities relating to the Manufacture and Marketing of the Product in the Territory. ENDO shall promptly notify GRÜNENTHAL of any material inquiry or other communication that it receives from any Regulatory Authority in the Territory concerning the Technology. Unless otherwise expressly stipulated

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in this Agreement, ENDO shall handle all communications with any Regulatory Authority in the Territory concerning the Technology, including, but not limited to, reporting adverse reactions and, including without limitation responding to any inquiries concerning advertising or promotional materials. Unless otherwise expressly stipulated in this Agreement, upon ENDO’s request, GRÜNENTHAL agrees, to the extent reasonably practicable, to cooperate with ENDO in advance with respect to any communications with the FDA, the DEA, or any other relevant agency relating solely to the Technology.

Notwithstanding any other provision of this Agreement, GRÜNENTHAL shall provide ENDO as soon as possible, and in no event later than 24 hours after GRÜNENTHAL comes into possession of such information or ENDO requests such information, with all information necessary to assess complaints or issues relating to Product identity, strength, quality and purity (including, if applicable, GRÜNENTHAL proprietary information) that could result in a Field Alert report or Recall.

ARTICLE 8.	MARKETING EFFORTS

8.1	Overview of the Commercialization Programs.

8.1.1	The “Commercialization Program” for each Product shall be comprised of all marketing, advertising, promotional, launch and sales activities for such Product in the Territory.

8.1.2	ENDO, either itself and/or by and through its Affiliates and Sublicensees, shall be responsible for, and shall have the exclusive right to engage in, all activities comprising the Commercialization Program for each Product.

8.1.3	The costs actually incurred by ENDO in conducting the activities comprising the Commercialization Programs for the Products shall be reported by ENDO to GRÜNENTHAL annually. Beginning (***)

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months prior to the anticipated Date of First Sale of each Product in the United States, and thereafter, at least *** in accordance with ENDO’s regular business planning schedule, ENDO shall prepare and deliver to the JSC a proposed plan for the marketing and sales activities expected to be undertaken during the upcoming calendar year as part of each Product’s Commercialization Program with regard to each country in the Territory and a timeline and budget for undertaking the same (each such plan for each Product, an “Annual Commercialization Plan”). Without limiting the foregoing, each Annual Commercialization Plan for a Product shall contain ***. Once an Annual Commercialization Plan with respect to a Product proposed by ENDO has been approved by the parties pursuant to this Agreement, it shall be deemed an “Annual Commercialization Plan” for such Product.

8.1.4	The Annual Commercialization Plan will be the basis for ENDO’s commercialization efforts. The Annual Commercialization Plan will be submitted to the JSC. If an agreement is not possible, the Management Committee will meet within *** days. If a resolution is not found within *** days after such meeting, then ENDO will have the right to unilaterally modify the Annual Commercialization Plan.

8.1.5	Modifications to an Annual Commercialization Plan. ENDO shall have the right to make mid-year updates or modifications to an Annual Commercialization Plan without resubmission to the JSC, provided, however, that ENDO may not make a mid-year adjustment to the number of *** in an already approved Annual Commercialization Plan without the written consent of GRÜNENTHAL, such consent not to be unreasonably withheld or delayed.

8.2	ENDO Responsibilities under each Commercialization Program.

8.2.1

After the launch of a Product, ENDO shall commercialize such Product in such country using a level of diligence and resources substantially similar to those that ENDO applies to comparable ENDO products in such country, taking into account the sales and profitability potential of

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such Product and the level of supply of such Product. The Commercialization Program and each Annual Commercialization Plan for each Product shall reflect this level of diligence and resources ENDO is hereby committing to use in the commercialization of each Product.

8.2.2	If ENDO fails to provide a minimum of ***% of the number of *** set forth in the applicable Annual Commercialization Plan for such Product, GRÜNENTHAL may, but shall not be required to, cure some or all of the shortfall below the number of *** set forth in the applicable Annual Commercialization Plan for such Product during the following calendar year in accordance with clause 8.2.4 below; or

8.2.3	If ENDO fails to provide a minimum of ***% of the number of *** set forth in the applicable Annual Commercialization Plans for such Product for each of *** calendar years, GRÜNENTHAL may, but shall not be required to, cure some or all of the shortfall below the number of *** set forth in the applicable Annual Commercialization Plans for such Product during the following *** calendar years in accordance with clause 8.2.4 below.

8.2.4	In the event GRÜNENTHAL has the right to cure a shortfall under Section 8.2.2 or Section 8.2.3 (the “Shortfall”) with respect to any Product (a “Cure Product”), GRÜNENTHAL may, but shall not be required to, cure some or all of the Shortfall during the time period specified in Section 8.2.2 or Section 8.2.3, as the case may be, (the “Cure Time Period”) in the following manner. During the Cure Time Period, GRÜNENTHAL, at its option, shall have the right to select from either or a combination of the following (collectively, the “Cure Sales Activities”):

(i)

GRÜNENTHAL, itself or through any other entity reasonably acceptable to ENDO, shall have the right to sell or have sold the Cure Product in the Territory by having *** performed with respect to the Cure Product in the Territory for the benefit of the Parties. Upon receipt by ENDO of written notice from

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GRÜNENTHAL as to the identity of the other entity that GRÜNENTHAL proposes would sell Cure Products, ENDO shall promptly notify GRÜNENTHAL whether such entity is acceptable. Sales of a Product arising from such Cure Sales Activities shall be included in Net Sales of such Product. ENDO shall, at ENDO’s expense, provide GRÜNENTHAL with all reasonably necessary or useful assistance to enable GRÜNENTHAL to coordinate and undertake such Cure Sales Activities. Such assistance shall include, but not be limited to, providing access to, copies of and the right to use *** related to the Cure Product as well as advice and recommendations on which *** would most likely prove most beneficial to promote sales of the Cure Product.

(ii)	GRÜNENTHAL shall have the right to require ENDO to provide additional *** up to the amount of the Shortfall, with respect to the Cure Product in the Territory for the benefit of the Parties.

8.2.5

ENDO shall pay ***% of GRÜNENTHAL’s actual costs for the Cure Sales Activities. ENDO shall pay GRÜNENTHAL such amounts within (***) calendar days of being invoiced for such costs by GRÜNENTHAL. For the avoidance of doubt, no Cure Sales Activities shall reduce the number of *** otherwise required to be performed by ENDO under any Annual Commercialization Plan. Pursuant to Section 5.16 GRÜNENTHAL may audit the number of *** performed by ENDO as compared to that which is required to be performed in an applicable Annual Commercialization Plan for a Product, and ENDO shall have a corresponding right to audit GRÜNENTHAL’s Cure Sales Activities. Within *** days after the end of each calendar year, ENDO shall certify the number of *** provided with respect to each Product in each country within the Territory during the past calendar year, stating the magnitude of any Shortfall that may exist and the reasons for any such Shortfall.

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The decision by GRÜNENTHAL to exercise its rights under this Section shall not be deemed to obligate GRÜNENTHAL to perform for ENDO in the future, but shall constitute a waiver of any other rights or remedies GRÜNENTHAL may have under this Agreement with respect to ENDO’s specific failure to provide the minimum *** required by Section 8.2.2 and Section 8.2.3 that triggered GRÜNENTHAL’s ability to exercise its rights under this Section.

8.3	Without limiting ENDO’s obligations set forth in Section 8.1 or Section 8.2, as part of the Commercialization Program for a Product, in accordance with the applicable Annual Commercialization Plan, ENDO shall:

(a)	provided that there are at that time no legal, regulatory or Product supply impediments to doing so, ENDO, its Affiliates or its Sublicensees shall start the Marketing of Product in the United States of America as soon as reasonably practicable, but not later than within six months after Regulatory Approval. ENDO shall give GRÜNENTHAL reasonable prior notice of the estimated date of marketing of each Product in each country of the Territory. From time-to-time prior to and at least once per year during the Marketing of the Product, the Joint Steering Committee will discuss the claims and major indications under which the Product will be marketed. ENDO will have the final decision on all Marketing and sales activities with respect to the Product in the Territory, but shall take GRÜNENTHAL’s recommendations into account in good faith.

(b)	use Commercially Reasonable Efforts to Market the Product in the United States of America.

(c)	use Commercially Reasonable Efforts to consult with and keep the JSC informed, through regular, periodic written reports, which shall be brief summaries, to be delivered at least once in each calendar quarter, of commercial activities conducted in such preceding calendar quarter;

(d)	use Commercially Reasonable Efforts to perform such other responsibilities with respect to the Commercialization Program as may be reasonably requested by the JSC pursuant to this Agreement or as may be mutually agreed upon by the Parties from time to time.

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(e)	make *** (***) Major Details in the U.S. per calendar year for *** years for the Initial Product; provided that such commitment will apply only if such Initial Product receives a Promotable Differentiated Claim and the reference listed drug for such Initial Product has not been Genericized. If a Promotable Differentiated Claim is obtained, the Major Detail commitment described in this Section 8.3(d) will begin in the *** calendar year after the Initial Product receives Regulatory Approval in the U.S., and will continue until, and terminate upon, the earlier of (i) Genericization of the reference listed drug for the Initial Product, (ii) Genericization of such Initial Product in the U.S., or (iii) the *** anniversary of the commencement of such obligation.

(f)	during the Period commencing upon the later of (i) Genericization of ENDO’s currently marketed product Opana ER or (ii) Date of First Sale of the Initial Product and ending with the Genericization of the Initial Product, ENDO shall perform more Major Details in support of the Initial Product than Opana ER.

(g)	comply with all Applicable Law in the Marketing and handling of the Product.

ARTICLE 9.	TRADEMARKS

ENDO Trademarks

9.1

ENDO, its Affiliates and Sublicensees shall have the right under trademark law to market and sell the Product under the trademark Opana® or any other any trademark that ENDO owns or otherwise controls and elects to use with the Product (the “ENDO Marks”) and GRÜNENTHAL and/or its appointee shall have the right under trademark law to use such trademark during the Manufacture and supply of Product to ENDO and Sublicensees.

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9.2	ENDO, its Affiliates and Sublicensees shall sell and distribute the Product in association with the trademark, trade dress and packaging of ENDO or its Affiliates or Sublicensees, and shall not use any trademark, trade dress or packaging of GRÜNENTHAL, without the consent in writing of GRÜNENTHAL, except as otherwise expressly provided in this Article 9.

9.3	As between GRÜNENTHAL and ENDO, trademark owned, or otherwise controlled, and used by ENDO shall remain the property of ENDO.

9.4	ENDO will inform GRÜNENTHAL of any trademarks intended to be used by ENDO, its Affiliates or Sublicensees for the Marketing of Products prior to adoption and commercial use of such trademark. ENDO may select, after consideration of GRÜNENTHAL´s views but at the sole discretion of ENDO, and shall register and maintain, at ENDO’s expense, in the Territory, any trademark for use by ENDO for Marketing the Products in the Territory to maximize the market value and market potential of the Product.

GRÜNENTHAL Trademarks

9.5	If requested by GRÜNENTHAL in writing, GRÜNENTHAL’s trademark for the Technology, GRÜNENTHAL´s name and/or logo in a size and location reasonably determined by ENDO shall be affixed to the Product label and/or package with the written consent of ENDO, such consent not to be unreasonably withheld or delayed.

GRÜNENTHAL Trademark Grant

9.6

In case the Parties agree to affix GRÜNENTHAL’s trademark for the Technology, GRÜNENTHAL´s name and/or logo to the Product label and/or package pursuant to Section 9.5, GRÜNENTHAL hereby grants to ENDO a non-exclusive, royalty-free right and license to display GRÜNENTHAL’s trademark for the Technology, GRÜNENTHAL´s name and/or GRÜNENTHAL´s logo (the “GRT Marks”) on packaging and labelling in connection with the Products. ENDO agrees that all use of the GRT Marks, and all goodwill arising out of such use, will inure to the sole

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benefit of GRÜNENTHAL. GRÜNENTHAL agrees to deliver to ENDO, free-of-charge, the GRT Marks in digital or other form, at GRÜNENTHAL’s option, pursuant to the terms and conditions of this Section 9.6.

Restrictions

9.7	Except as otherwise provided under Section 9.6, ENDO shall not use any trademarks which are identical to or confusingly similar with any trademarks used by GRÜNENTHAL or its licensees (other than ENDO) for any product containing the Technology.

9.8	Neither GRÜNENTHAL nor ENDO will challenge, contest, call into question or object to the other Party’s rights with respect to trademarks used by the other Party in the Territory, nor assist any third party in doing so.

ARTICLE 10.	THIRD PARTY RIGHTS

Infringement

10.1	If either Party determines that any of the Patents have been infringed in the Territory by a third party, such Party shall give to the other Party notice of such alleged infringement, in which event GRÜNENTHAL may at its discretion and expense take such steps as GRÜNENTHAL may consider necessary to prosecute such infringement. ENDO shall have the right, at its own expense, to be represented by counsel in any such litigation. If GRÜNENTHAL, after such notice, elects not to bring suit, it shall notify ENDO of such election within thirty (30) days after receipt of such notice and ENDO shall then have the right to bring suit with respect to any of the Patents claiming or covering Product(s) at its own expense.

10.2

In any litigation brought by ENDO following an election by GRÜNENTHAL pursuant to Section 10.1 not to bring suit, ENDO shall notify GRÜNENTHAL of the commencement of that litigation and shall have the right to use and sue in GRÜNENTHAL’s name, and

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GRÜNENTHAL shall have the right, at its own expense, to be represented by counsel. ENDO shall not settle any claim or demand in any such litigation that relates specifically to the properties or characteristics of the Technology in a manner that would impose any significant obligations on GRÜNENTHAL, or that would jeopardize GRÜNENTHAL’s intellectual property with respect to the Technology, without the prior written consent of GRÜNENTHAL which consent shall not be unreasonably be withheld or delayed.

10.3	Notwithstanding anything to the contrary, ENDO shall have a right to initiate and control litigation to enforce any ***-Patent.

Infringement of Third Party Rights

10.4	In the event any third party rights affecting the Manufacture and/or Marketing of Product, or any law, rule or regulation should come to the knowledge of either Party, such Party shall immediately inform the other Party by written notice. In the event that a claim is made by a third party against either Party that the activities of such Party under the terms of this Agreement infringe intellectual property rights owned or otherwise controlled by such third party, the other Party, at such Party’s cost and expense, shall provide reasonable assistance to co-operate in the defense of such claim.

10.5	GRÜNENTHAL shall be solely responsible for any royalties payable for or under any and all Third Party Licenses with respect to any Blocking Patent relating to the Technology, if such third party intellectual property rights are infringed by the Manufacture or Marketing of a Product in the Territory, provided that GRÜNENTHAL shall not be liable for any such Third Party Licenses entered into by ENDO without GRÜNENTHAL’s consent and provided further that in case the transfer price is reduced pursuant to Article 5.6 or in case the transfer price has reached the level of the floor price ENDO shall reimburse GRÜNENTHAL for ***% of the royalties payable by GRÜNENTHAL for or under any and all Third Party Licenses.

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10.6	If either Party determines that a third party patent relating to the Technology published after the Effective Date may be infringed by the Manufacture or Marketing of a Product in the Territory, the Parties shall meet and confer, through the JSC, to consider all aspects of the facts available, to determine whether a license under such third party patent is desirable and, if a determination is made that such a license would be desirable, which of the Parties should seek to obtain such a license. If the Parties disagree on whether rights in third party intellectual property covered by such a patent are necessary for the Manufacture or Marketing of a Product in the Territory, the JSC may retain an external expert opinion to advise whether rights in such third party intellectual property would be desirable. If the JSC determines that rights in such third party intellectual property are desirable, the Parties shall jointly obtain the requisite rights to such third party intellectual property, and share equally the costs associated therewith. In the event that the parties do not obtain a license to such a third party patent published after the Effective Date and a court of final adjudication determines that the Manufacture or Marketing of a Product in the Territory infringes such patent, the parties shall equally share the costs and damages associated with such judgment.

ARTICLE 11.	RESPONSIBILITY

Independent Distributor

11.1	Each Party shall act as an independent distributor and shall not make, or attempt to make, the other Party a party to any contract or any performance of any obligation other than as expressly provided for in this Agreement. Nothing in this Agreement shall be construed to constitute either Party the agent of the other Party for the purpose of binding such other Party as principal to any representation, commitment or agreement made by the first Party in connection with the manufacture, promotion, sale or distribution of the Product, and neither Party shall incur any expenses for the account of the other Party.

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11.2	No statement of warranty covering Product or Technology on behalf of a Party shall be made by the other Party.

ARTICLE 12.	LINE EXTENSIONS AND OPTIONS FOR OTHER PRODUCTS

12.1	Within *** (***) days after successful achievement of the Proof of Concept Milestone, ENDO may notify GRÜNENTHAL regarding development of ***. Thereafter, the Parties, within *** (***) days after ENDO’s notice to GRÜNENTHAL, will work to agree on a separate Development Plan, together with an overall budget for such activities, for such other dosage form of *** in accordance with Section 3.2.

12.2	ENDO shall have an exclusive option to acquire an exclusive license to develop and thereafter to Market a Product containing *** and/or a Product containing ***, in each case, incorporating the Technology in the Territory pursuant to the terms set forth in this Article 12 (the “ENDO Option”). Such Option shall expire if not exercised by ENDO before the earlier of (i) sixty (60) days after receipt of FDA meeting minutes setting forth a clear regulatory pathway for obtaining Promotable Differentiated Claim, or (ii) December 31, 2008, (the “ENDO Option Period”). If the FDA meeting is delayed for reasons beyond ENDO’s control the Parties shall negotiate in good faith on the possibility of an extension of the ENDO Option Period.

12.3	From the Effective Date and until expiration of the ENDO Option Period and thereafter for the term of this Agreement to the extent ENDO has exercised the ENDO Option and the Parties have agreed on a Development Plan pursuant to Section 12.5, GRÜNENTHAL shall not enter into any negotiation or any agreement with a third party relating to Product in the Territory containing the optioned active pharmaceutical ingredient.

12.4	If ENDO elects to exercise the ENDO Option, the Parties shall use Commercially Reasonable Efforts to develop the respective Product for Marketing in the Territory.

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12.5	Upon the exercise by ENDO of the ENDO Option by written notice to GRÜNENTHAL during the ENDO Option Period, the respective Option Product shall become a Product, provided that a separate Development Plan, together with an overall budget for such activities, regarding each such Option Product shall be agreed upon between the Parties pursuant to Section 3.2 and Section 3.10(a) within ninety (90) days after the exercise by ENDO of the ENDO Option. If no agreement is reached within this 90 days period regarding the Development Plan and budget, the rights and obligations of either Party under this Article 12 regarding the active pharmaceutical ingredient concerned shall cease.

12.6	Within *** (***) days after the Parties have agreed in writing on a Development Plan, including an overall budget for such activities (such budget to include an agreed to range of costs for clinical activities and establishment of commercial manufacturing), with respect to any Product obtained from the ENDO Option (an “Option Product”), ENDO shall pay GRÜNENTHAL the *** option fee as follows:

(i)	€*** (*** Euro) for the right to add Product(s) containing *** or Product(s) containing ***; or

(ii)	€*** (*** Euro) for the right to add Product(s) containing *** and Product(s) containing ***.

ARTICLE 13.	CONFIDENTIALITY

13.1

Each of ENDO and GRÜNENTHAL shall maintain all GRÜNENTHAL Information and ENDO Information disclosed to it by the other, and any other information about this Agreement and the businesses or affairs of the other relating to the Technology, Compound or Product disclosed to it by the other, in confidence, and shall not at any time disclose any such information to persons other than their subcontractors, Affiliates, officers, employees, agents, consultants, advisers, and potential Sublicensees, except where permitted by this Agreement, and then only to the extent necessary for the purposes of this Agreement. GRÜNENTHAL is allowed

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to disclose ENDO Information for the purposes set forth in Section 3.7 to potential licensees but not earlier than (i) this Agreement is terminated or (ii) the first Regulatory Approval in the USA is granted hereunder. ENDO and GRÜNENTHAL shall use such information only to the extent necessary or permitted by this Agreement, or required by Applicable Law. ENDO and GRÜNENTHAL shall take all reasonable steps to ensure that their respective subcontractors, Affiliates, agents, officers, employees, representatives, consultants, advisors and sublicensees and potential sublicensees maintain the obligations of confidence imposed on ENDO and GRÜNENTHAL by this Agreement.

13.2	Section 13.1 shall not apply to any GRÜNENTHAL Information or ENDO Information that:

(a)	was known to ENDO or GRÜNENTHAL at the time of its disclosure by the other Party;

(b)	has been published or is otherwise within the public knowledge or is generally known to the public;

(c)	has come into the public domain without any breach of this Agreement;

(d)	became known or available to from a source having the right to make such disclosure to ENDO or GRÜNENTHAL and without restriction on such disclosure to such Party;

(e)	is disclosed, and is generally available, to the public as a result of compliance with any Applicable Law; or

(f)	is disclosed as the result of the publication of any applications for patents relating to the Product anywhere in the world.

Publication

13.3

Each of GRÜNENTHAL and ENDO shall submit, and shall cause its Affiliates and/or Sublicensees to submit, to the other a copy of all publications regarding Product, promptly after the scientific publication is prepared and not less than forty-five (45) days prior to submission to any publisher of any such publication or disclosure to the public.

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GRÜNENTHAL and ENDO each shall consider in good faith all comments received from the other within such forty-five (45) day period; provided that GRÜNENTHAL shall not be entitled to make any public disclosure regarding the Product without ENDO’s prior written consent.

13.4	Neither Party shall disclose any information about this Agreement without the other Party’s prior written consent, except as and only to the extent required by Applicable Law. In case of such a requirement to disclose any information about this Agreement, the disclosing Party, to the extent practicable, shall request from the recipient of such information confidential treatment of such information about this Agreement.

ARTICLE 14.	MUTUAL REPRESENTATIONS AND WARRANTIES

14.1	Each Party hereby represents and warrants to the other Party as of the Effective Date as follows:

(a)	It is a society with restricted liability (in the case of GRÜNENTHAL) or a corporation (in the case of ENDO) duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization;

(b)	It has full power, authority and legal right to execute and deliver this Agreement and to perform its obligations hereunder all requisite power and authority to carry on its business and to own and operate its properties and assets;

(c)	This Agreement has been duly executed and delivered by such Party, is a legal and valid obligation binding upon such Party and enforceable against such Party in accordance with its terms, except as such enforceability may be limited by applicable insolvency and other laws affecting creditors’ rights generally or by the availability of equitable remedies; and

(d)	The execution, delivery and performance of this Agreement does not and will not violate (i) the organizational documents or by-laws of such Party, or (ii) any provision of any indenture, agreement or other instrument or document to which such Party is a party or by which any of its assets or properties is bound or affected.

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ARTICLE 15.	EXPORTATION OF PRODUCT

15.1	GRÜNENTHAL and its Affiliates shall use, and shall cause its and their sublicensees to use, Commercially Reasonable Efforts to monitor exports of Products from outside the Territory into the Territory using methods commonly used in the industry for such purpose, and shall promptly inform ENDO of any exports of Products into the Territory, and of GRÜNENTHAL’s action to prevent such exports. GRÜNENTHAL agrees to take any reasonable actions requested by ENDO in writing to prevent the export of Products from outside the Territory into the Territory, and GRÜNENTHAL shall be liable for any direct or consequential damages caused by GRÜNENTHAL’s breach of this Section 15.1.

15.2	ENDO and its Affiliates shall use, and shall cause its and their sublicensees to use, Commercially Reasonable Efforts to monitor exports of Products from inside the Territory outside the Territory using methods commonly used in the industry for such purpose, and shall promptly inform GRÜNENTHAL of any exports of Products to outside the Territory, and of ENDO’s action to prevent such exports. ENDO agrees to take any actions reasonably requested by GRÜNENTHAL in writing to prevent the export of Products from inside the Territory outside the Territory and ENDO shall be liable for any direct or consequential damages caused by ENDO’s breach of this Section 15.2.

ARTICLE 16.	WARRANTIES, REPRESENTATIONS AND COVENANTS OF GRÜNENTHAL AND ENDO

16.1	GRÜNENTHAL represents and warrants, as of the Effective Date, that:

(a)	GRÜNENTHAL exclusively owns or controls by agreement or license all of the rights, title and interest in and to the Patents and the

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GRÜNENTHAL Information, except for any of the Patents that may in the future be licensed to GRÜNENTHAL on either a non-exclusive or an exclusive basis, and that it has the full right and authority to enter into this Agreement and to grant the rights to ENDO as contemplated herein and to carry out the transactions contemplated herein;

(b)	No academic institution, member of an academic institution, corporation, local, state or federal government, or any other third party holds any property rights in the Patents or GRÜNENTHAL Information in the Territory;

(c)	The Patents are all existing patent rights in the Territory, and GRÜNENTHAL covenants that it will update Annex 1.44 from time-to-time and at least *** year;

(d)	The Patents are in full force and effect in the Territory and have been maintained and/or prosecuted in good faith to date;

(e)	GRÜNENTHAL has knowledge of no facts that would render any of the Patents invalid or unenforceable;

(f)	To GRÜNENTHAL’s knowledge, no person is infringing, misappropriating or otherwise violating the Patents in the Territory; and

(g)	No commission, finders fee or other amount is payable by GRÜNENTHAL to any person in respect of the entering into of this Agreement by GRÜNENTHAL, or in respect of any amounts payable by ENDO to GRÜNENTHAL pursuant to this Agreement.

16.2	GRÜNENTHAL represents and warrants, as of the Effective Date, that it has no outstanding encumbrances or agreements, either written, oral, or implied, in connection with the Patents or GRÜNENTHAL Information in the Territory, and that it has not granted and will not grant during the term of this Agreement or any renewal hereof, any rights, license, consent or privilege that is inconsistent with the rights granted hereunder.

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16.3	GRÜNENTHAL represents and warrants that, as of the Effective Date, it has no knowledge of any third-party patents or pending applications that could be infringed by using the Technology pursuant to this Agreement, or that could materially affect ENDO’s ability to use, keep, import, export or sell the Products in the Territory or GRÜNENTHAL’s ability to make the Products and to obtain patent protection for currently pending patent applications included in the Patents, and that there is no claim or proceeding pending or threatened with respect to any such third-party patent rights.

16.4	GRÜNENTHAL represents and warrants that, as of the Effective Date (i) it has no knowledge of any third party rights with respect to the GRÜNENTHAL Information which could materially impact the rights granted to ENDO hereunder or be infringed by using the GRÜNENTHAL Information pursuant to this Agreement in the Territory, and (ii) it has no knowledge that the GRÜNENTHAL Information will not allow GRÜNENTHAL to Manufacture Product.

16.5	GRÜNENTHAL represents and warrants that, as of the Effective Date it has no knowledge that there have been and are now any investigations, adverse third-party actions or written allegations, or written claims against GRÜNENTHAL, including, any pending action against GRÜNENTHAL, whether in any court or by or before any governmental body or agency or otherwise, with respect to the Technology which may materially and adversely affect GRÜNENTHAL’s ability to perform its obligations under this Agreement.

16.6	GRÜNENTHAL represents and warrants that, as of the Effective Date, GRÜNENTHAL has no knowledge of any fact or circumstance that would reasonably be expected to prevent GRÜNENTHAL from consistently and reliably producing commercial supplies of the Products for ENDO hereunder.

16.7	GRÜNENTHAL represents and warrants that, as of the Effective Date, GRÜNENTHAL has complied in all material respects with all Applicable Law, permits, governmental licenses, registrations, approvals, concessions, authorizations, orders, injunctions and decrees that could reasonably be expected to prevent GRÜNENTHAL from performing its obligations under this Agreement.

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16.8	GRÜNENTHAL represents and warrants that, as of the Effective Date, GRÜNENTHAL has not received any written communications from a regulatory authority or other government agency or third party which would reasonably be expected to adversely impact the access to an exclusive supply of Products in the Territory and the supply of such Products to ENDO under the terms of this Agreement.

16.9	GRÜNENTHAL represents and warrants that, as of the Effective Date, it has responded in good faith to all of ENDO’s requests for materials and information in connection with ENDO’s due diligence efforts with respect to this Agreement and that it has no knowledge of any material omissions with respect to any response to any such request.

16.10	ENDO represents and warrants, as of the Effective Date, that:

(a)	To ENDO’s knowledge, it is empowered and has the right to enter into this Agreement and to grant the licenses provided herein without burdens, encumbrances, restraints, or limitations of any kind which could adversely affect the rights of GRÜNENTHAL under this Agreement;

(b)	Any rights relating to the Product that have been acquired by ENDO from any third party are controlled by ENDO, free and clear of any liens, encumbrances or other claims from that third party;

(c)	No commission, finders fee or other amount is payable by ENDO to any other person in respect of the entering into of this Agreement by ENDO, or in respect of any amounts payable by GRÜNENTHAL to ENDO pursuant to this Agreement;

(d)	ENDO will during the term of this Agreement not challenge the Patents in any country of the Territory either by itself or through third parties;

(e)	ENDO exclusively owns or controls by agreement or license all of the rights, title and interest in and to the ENDO Marks, and that it has the full right and authority to enter into this Agreement and to grant the rights to GRÜNENTHAL as contemplated herein and to carry out the transactions contemplated herein;

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(f)	ENDO has no knowledge of any third party rights with respect to the ENDO Marks which could be infringed by Manufacture and Marketing of the Product pursuant to this Agreement in the Territory;

(g)	As of the Effective Date, there are no valid, enforceable patent claims in the Territory which claim the Compound as a new chemical entity; and

(h)	ENDO has no knowledge that there have been and are now any investigations, adverse third-party actions or written allegations, or written claims against ENDO, including, any pending action against ENDO, whether in any court or by or before any governmental body or agency or otherwise, with respect to the ENDO Marks or the Compound which may materially and adversely affect ENDO’s ability to perform its obligations under this Agreement.

Limitations

16.11	Except as otherwise specifically provided in this Agreement, neither Party makes any representations, warranties or covenants, express, implied, statutory or otherwise, concerning the Technology and/or the Products. Except as expressly set forth herein, each Party expressly disclaims any and all warranties of any kind, express or implied, including for example the warranties of merchantability, fitness for a particular purpose and non-infringement.

ARTICLE 17.	INDEMNIFICATION

Indemnification of GRÜNENTHAL

17.1	ENDO shall defend, indemnify and hold GRÜNENTHAL, its shareholders, directors, officers and employees, harmless from and against any and all claims, suits or demands for liability, damages, losses, costs and expenses (including the costs and reasonable expenses of attorneys and other professionals) arising out of third-party claims or suits or demands based on:

(a)	ENDO’s negligence or wilful misconduct;

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(b)	Breach by ENDO of its obligations, representations, warranties or covenants under this Agreement, except to the extent that such liability arises as a result of GRÜNENTHAL’s wilful misconduct, negligence or material breach of this Agreement;

(c)	Alleged or actual bodily injury or property damage resulting from the supply and delivery of the Compound by ENDO; or

(d)	Any legal action for trademark infringement brought against GRÜNENTHAL, or any third parties subcontracted by GRÜNENTHAL, with respect to the ENDO Marks.

Indemnification of ENDO

17.2	Subject to the provisions of Section 17.1 GRÜNENTHAL shall defend, indemnify and hold ENDO, its shareholders, directors, officers and employees, harmless from and against any and all claims, suits or demands for liability, damages, losses, costs and expenses (including the costs and expenses of attorneys and other professionals) arising out of third-party claims or suits or demands based on:

(a)	GRÜNENTHAL’s negligence or wilful misconduct;

(b)	Breach by GRÜNENTHAL of its obligations, representations, warranties or covenants under this Agreement, except to the extent that such liability arises as a result of ENDO’s wilful misconduct, negligence or material breach of this Agreement;

(c)	Alleged or actual bodily injury or property damage resulting from the Manufacture of Products by GRÜNENTHAL; or

(d)	Subject to Article 10.5, any legal action by a third party alleging infringement of intellectual property published before the Effective Date and relating to the Technology brought against ENDO or its Affiliates.

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Conditions of Indemnification

17.3	In the event that either Party hereunder seeks indemnification under this Article 17, such Party (the “Indemnitee”) shall:

(a)	Promptly inform the other Party (the “Indemnifying Party”) of any claim, suit or demand threatened or filed;

(b)	Permit the Indemnifying Party to assume direction and control of the defense of claims resulting therefrom (including the right to settle such claims at the sole discretion of the Indemnifying Party, but subject to the approval of the other Party, not to be unreasonably withheld or delayed, if such settlement provides for injunctive or other non-monetary relief affecting the Indemnitee or any admission of liability); and

(c)	Cooperate as requested (at the expense of the Indemnifying Party) in the defense of such claims, provided that in the event that such claims asserted by a third party give rise to rights of cross-indemnification between GRÜNENTHAL and ENDO, ENDO shall have the right to assume the defense and control of all such claims without prejudice to any rights GRÜNENTHAL may have under this Agreement.

17.4	An Indemnifying Party’s (including its Affiliate’s and sublicensee’s) obligations under this Article 17 shall not extend to any claims, suits or demands for liability, damages, losses, costs and expenses to the extent arising from the Indemnitee’s failure to comply with the terms and conditions of this Agreement or to the extent arising from the negligence or wilful misconduct of the Indemnitee, its agents or employees. Except as otherwise expressly set forth in this Agreement, neither Party shall be liable for any punitive, exemplary, multiplied or consequential damages including loss of profit.

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ARTICLE 18.	EXPIRATION AND TERMINATION

18.1	This Agreement comes into effect on the Effective Date and will

(a)	expire in its entirety on the date of (i) the 15th anniversary of the date of Date of First Sale; or (ii) the expiration of the last issued Patent in the Territory claiming or covering Products, or (iii) the expiration of exclusivity granted by the FDA for the last Product, whichever occurs later, or

(b)	terminate in its entirety or on a Product by Product basis upon a second written notice (the “Second Notice”) from a Party (the “Non-breaching Party”), without prejudice to any other remedies available to it at law or in equity, in the case the other Party (the “Breaching Party”) shall have materially breached or defaulted in the performance of any of its obligations hereunder and such default shall have continued for *** *** (***) days after written notice thereof (the “First Notice”) was provided to the Breaching Party by the Non-breaching Party (or, if such default cannot be cured within such *** (***) day period, if the Breaching Party does not commence and diligently continue actions to cure such default during such *** (***) day period). Any such termination shall become effective upon receipt of the Second Notice after the end of the *** (***) day period beginning after receipt of the First Notice unless the Breaching Party has cured any such breach or default prior to the expiration of *** (***) day period (or, if such default cannot be cured within such *** (***) day period, if the Breaching Party has commenced and diligently continued actions to cure such default). Notwithstanding the foregoing, in the event and to the extent that any such breach is a payment breach, the applicable notice and cure period as provided above shall be *** (***) days. The right of either Party to terminate this Agreement as provided in this Section 18.1(b) shall not be affected in any way by such Party’s waiver or failure to take action with respect to any previous default. Any dispute as to the existence or cure of a breach or default pursuant to this Section 18.1(b) shall be resolved as provided in Section 20.3 and no termination for a disputed breach shall become effective until an arbitration award granting such relief is awarded pursuant to Section 20.3; or

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(c)	terminate immediately upon written notice by either Party in the case that the other Party commits an act of bankruptcy, is declared bankrupt, voluntarily files or has filed against it a petition for bankruptcy or reorganization unless such petition is dismissed within *** (***) days after filing, enters into a procedure of winding up to dissolution, or should a trustee or receiver be appointed for its business assets or operations; or

(d)	(i) terminate automatically in case the RE-Agreement is prematurely terminated pursuant to Section 12.1 thereof; or (ii) terminate in case the RE-Agreement is terminated pursuant to Section 12.2(i) of the RE-Agreement upon GRÜNENTHAL’s refund to ENDO of all amounts actually paid by ENDO to GRÜNENTHAL pursuant to Sections 5.1 and 5.2 of this Agreement.

(e)	terminate by ENDO on a Product by Product basis or in its entirety upon written notice to GRÜNENTHAL if ENDO, for valid scientific, safety or regulatory reasons (including, without limitation, the failure of any stage of a Development Plan to meet the target objectives or specifications for such stage or the delay in completion of any stage of a Development Plan in excess of *** (***) months, in each case for reasons beyond ENDO’s control) chooses to permanently discontinue the development and/or commercialization of a Product; or

(f)	terminate in its entirety or on a Product by Product basis by ENDO upon *** (***) days prior written notice to GRÜNENTHAL; or

(g)

terminate by either Party in the case ENDO (i) does not purchase at least *** of Product during *** following the *** of commercial sales of a Product, or (ii) does not purchase at least *** for ***; provided that if a Party desires to terminate the Agreement pursuant to this Section 18.1(g), such Party must first give written notice of its intention to terminate this Agreement and, after delivery of such notice, negotiate in good faith with the other Party for *** (***) days regarding possible alternative arrangements that would allow both Parties to be profitable despite the

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***. If the Parties were unable to reach agreement at the conclusion of such ***-day negotiation period, either Party may terminate the Agreement, such termination to be effective upon delivery of written notice thereof to the other Party.

18.2	Any termination right that either Party may have under the law governing the terms of this Agreement set forth in Section 20.1, and that is not provided under the terms of this Article 18, shall have no application to this Agreement and is deemed by the Parties to be excluded from the rights available to a Party under this Agreement.

ARTICLE 19.	CONSEQUENCES OF EXPIRATION OR TERMINATION

19.1	Upon the expiration of this Agreement, or upon termination of this Agreement by ENDO for breach by GRÜNENTHAL pursuant to Section 18.1(b), ENDO shall have a fully paid up, perpetual, non-exclusive and royalty-free license under the Patents and GRÜNENTHAL Information to promote, have promoted, make and have made, keep, import, use, have used, distribute, have distributed, sell, offer for sale, and have sold Products in the Territory.

19.2	Upon any termination of this Agreement, ENDO shall have the right to sell off over the *** (***) *** immediately following the effective date of such termination, any Product then in ENDO’s inventory or on order from GRÜNENTHAL; provided that ENDO pays to GRÜNENTHAL the payments calculated in accordance with Sections 5.4 - 5.9.

19.3	If this Agreement is terminated by GRÜNENTHAL pursuant to Section 18.1(b), Section 18.1(c), Section 18.1(d) or Section 18.1(g), or by ENDO pursuant to Section 18.1(e) or Section 18.1(f), ENDO shall either return or, upon the written request of GRÜNENTHAL, destroy, and thereafter certify such destruction of, all forms of confidential information received by ENDO from GRÜNENTHAL, provided that ENDO may retain one copy of written or electronic confidential information only for archival purposes.

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19.4	If this Agreement is terminated by GRÜNENTHAL pursuant to Section 18.1(b), Section 18.1(c), Section 18.1(d) or Section 18.1(g), or by ENDO pursuant to Section 18.1(c) or Section 18.1(f), GRÜNENTHAL shall either return or, upon the written request of ENDO, destroy, and thereafter certify such destruction of, all forms of confidential information received by GRÜNENTHAL from ENDO, provided that GRÜNENTHAL may retain one copy of written or electronic confidential information only for archival purposes.

19.5	Upon termination of this Agreement by GRÜNENTHAL for breach by ENDO pursuant to Section 18.1(b), ENDO and its Affiliates and Sublicensees shall immediately cease using the Patents and GRÜNENTHAL Information, and cease using, selling, offering to sell, and importing Products, except as provided in Section 19.2.

19.6	In case of termination of this Agreement in its entirety by ENDO pursuant to Section 18.1(f), ENDO shall with immediate effect refrain from any contact to Regulatory Authority regarding the Products and shall, within thirty (30) days after the effective date of such termination pay to GRÜNENTHAL (i) a lump sum payment equal to €*** if the effective date of termination is before the date of receipt of Regulatory Approval for the *** Product, or (ii) a lump sum payment equal to €*** if the effective date of termination is after the date of receipt of Regulatory Approval for the *** Product but before the *** (***) anniversary of the date of receipt of such Regulatory Approval. In case of termination of this Agreement by ENDO pursuant to Section 18.1(f), no payment will be due to GRÜNENTHAL in the event that the effective date of such termination is after the *** (***) anniversary of the date of receipt of Regulatory Approval for the first Product to receive regulatory approval.

19.7	The termination or expiration of this Agreement shall not exempt either Party from paying to the other Party any amount due at the time of termination or expiration hereof.

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19.8	Termination or expiration of this Agreement shall not relieve the Parties of any obligation or liability accruing prior to such termination or expiration. Any accrued obligation or liability and the provisions of Articles 3.7, 5.4 through 5.8, 6, 13, 17, 18, 19 and 20 shall survive termination or expiration of this Agreement.

ARTICLE 20.	LAW AND ARBITRATION

Governing Law

20.1	This Agreement shall be exclusively interpreted and enforced in accordance with laws of Germany.

Dispute Resolution

20.2	Except as otherwise provided in this Agreement, any and all disputes, controversies, or differences which may arise between the Parties hereto in relation to or in connection with this Agreement, or the alleged breach, termination, or invalidity of this Agreement, shall be submitted to the Management Committee.

20.3	Any dispute that is not resolved pursuant to Section 20.2 within thirty (30) days after receipt by a Party of notice of such dispute from the other Party, shall be finally resolved by binding arbitration in accordance with this Section 20.3. Any arbitration under this Section 20.3 shall be conducted with the applicable Rules of the International Chamber of Commerce (lCC). All arbitration hearings shall be conducted in London, England, and the language used in any such proceeding (and for all testimony, evidence and written documentation) shall be English.

20.4

If the amount in controversy, including claims and counterclaims, is less than *** U.S. Dollars (US$***) or if injunctive relief is the only relief requested, there shall be one arbitrator, who shall be selected jointly by ENDO and GRÜNENTHAL within twenty day after receipt by respondent of a copy of the demand for arbitration. Such arbitrator shall have ninety (90) days from the date of appointment to render a decision. If the amount

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in controversy is *** U.S. Dollars (US$***) or more, or if the dispute involves the termination of this Agreement, there shall be three neutral and impartial arbitrators, one appointed by ENDO and one appointed by GRÜNENTHAL within twenty (20) days after receipt by respondent of a copy of the demand for arbitration, and the third arbitrator, shall be a mutually acceptable partner practicing in an international recognized law firm who shall serve as chair of the arbitral tribunal, shall be appointed by agreement of the Party-appointed arbitrators within twenty (20) days after the appointment of the second arbitrator; provided that, if a third arbitrator has not been selected within twenty (20) days after they the first two arbitrators were appointed, such third arbitrator shall be selected according to applicable ICC Rules within thirty (30) days after the appointment of the other two (2) arbitrators. Such arbitration panel shall have one hundred and eighty (180) days after the date of appointment of the third arbitrator to render a decision and written opinion. The arbitrators shall have substantial experience in commercial disputes in the pharmaceutical industry. In such arbitration the governing law to be applied is as described in Section 20.1. All proceedings and decisions of the arbitrator(s) shall be deemed confidential information of each of the Parties and shall be subject to Article 13.

20.5	Unless the arbitrators otherwise designate, each Party shall bear fifty percent (50%) of the costs of any arbitration under this Article 20 and of engaging the arbitrators, and all of its own costs (including attorney and expert fees) incurred with respect thereto.

20.6	Notwithstanding anything to the contrary, any and all issues except for any issue between the Parties regarding the scope, construction, validity and enforceability of one or more patents shall be determined in a court of competent jurisdiction under the local patent laws of the jurisdictions having issued the patent or patents in question.

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ARTICLE 21.	FORCE MAJEURE

21.1	In the event of any failure or delay in the performance by a Party of any provision of this Agreement due to acts beyond the reasonable control of such Party (such as, for example, fire, explosion, strike, act of God, or change in law), then such Party shall have such additional time to perform as shall be reasonably necessary under the circumstances. In the event of such failure or delay, the affected Party will use its diligent efforts, consonant with sound business judgment and to the extent permitted by law, to correct such failure or delay as expeditiously as possible.

21.2	In the event that a Party is unable to perform any of its obligations under this Agreement by a reason described in Section 21.1 above, the obligations under this Agreement shall be suspended during such time of non-performance.

ARTICLE 22.	ASSIGNABILITY

22.1	This Agreement may not be assigned by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed; provided, however, that either Party shall have the right to assign this Agreement to any of its Affiliates or to any successor of all or substantially all of its business to which this Agreement relates without such prior written consent.

ARTICLE 23.	CONCLUDING PROVISIONS

Notices

23.1	All communications, reports, payments, and notices required by this Agreement shall be in writing and shall be addressed to the parties at their respective addresses set forth below or to such other address as requested by a party by notice in writing to the other party.

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If to GRÜNENTHAL:	Grünenthal GmbH
Attention: Vice President Business Development
Zieglerstrasse 6, 52078
Aachen, Germany
Facsimile: +49-241-569-1581

If to ENDO:	Endo Pharmaceuticals Inc.
Attention: President
100 Endo Boulevard
Chadds Ford, Pennsylvania 19317
Facsimile: (610 558-9682

With a copy to:	Chief Legal Officer
100 Endo Boulevard
Chadds Ford, Pennsylvania 19317
Facsimile: (610) 558-9684

All such notices, reports, payments, and communications shall be made by (i) First Class mail, postage prepaid, and shall be considered made as of a date five (5) Business Days after such mailing, or (ii) delivery by facsimile and shall be considered made as of as of the date of the transmission of such facsimile, or (iii) by reputable overnight courier and shall be considered made as of the date of evidence of receipt by the other Party provided by such courier.

No Third-party Beneficiaries

23.2	This Agreement shall not confer any rights or remedies upon any person other than ENDO and GRÜNENTHAL and their respective successors and permitted assigns and sublicensees.

Entire Agreement

23.3

It is the mutual desire and intent of the Parties to provide certainty as to their future rights and remedies against each other by defining the extent of their mutual undertakings as provided herein. The Parties have in this

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Agreement, the Quality Assurance Agreement and the RE-Agreement incorporated all representations, warranties, covenants, commitments and understandings on which they have relied in entering into this Agreement and, except as provided herein, neither Party has made any covenant or other commitment to the other concerning its future action. Accordingly, this Agreement, the Quality Assurance Agreement and the schedules attached hereto and thereto, and the RE-Agreement until its expiration, (i) constitutes the entire agreement and understanding between the parties with respect to the matters contained herein, and there are no promises, representations, conditions, provisions or terms related thereto other than those set forth in such documents, and (ii) supersede all previous and contemporaneous understandings, agreements and representations between the Parties, written or oral relating to the subject matter hereof, including without limitation the RE-Agreement after its expiration and the Secrecy Agreements between the Parties dated January 3, 2001 and February 28, 2005.

Amendment or Modification

23.4	The Parties may from time to time during the continuance of this Agreement amend, modify, vary or alter any of the provisions of this Agreement or the Quality Assurance Agreement, but only by written agreement of the Parties.

Waiver

23.5	The waiver of and relief from any breach or non-fulfilment of any term and condition of this Agreement does not constitute a waiver of and relief from any other breach or non-fulfilment of that or any other term and condition.

Ineffective Provisions

23.6

In the event of any provisions of this Agreement being or becoming ineffective or of any omission being discovered the validity of the remaining provisions shall not thereby be affected. In place of the

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ineffective provisions or for the purpose of rectifying the omission a reasonable arrangement shall operate being the nearest legally possible approach to that which the Parties hereto desired or would have desired in consideration of the spirit and object of this Agreement had they considered the point.

Recording of this Agreement

23.7	It is acknowledged by ENDO and by GRÜNENTHAL that certain countries of the Territory may require that this Agreement be recorded and/or approved in such countries. Accordingly, at its sole expense ENDO or its Affiliates or Sublicensees shall promptly cause this Agreement to be recorded and/or approved in any such country of the Territory in which ENDO or its Affiliates or Sublicensees Market the Product pursuant to this Agreement.

Headings

23.8	All headings of articles and sections used in this Agreement are for convenience only and shall not affect the meaning of any provision hereof.

Interpretation

23.9	The Parties acknowledge and agree that: (i) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to each of the Parties and not in a favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement.

Counterparts

23.10

This Agreement may be executed simultaneously in any number of counterparts, any one of which need not contain the signature of more than one of the Parties but all such counterparts taken together shall constitute

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one and the same agreement. This Agreement, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects and for all purposes as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

[SIGNATURE PAGE FOLLOWS]

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Aachen, on	Chadds Ford, on

GRÜNENTHAL GMBH	ENDO PHARMACEUTICALS INC.

/s/ S. Wirtz /s/ Prof. Dr. E.-P. Pâques	/s/ Peter A. Lankau

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Annex 1.16

to the Agreement between ENDO and GRÜNENTHAL

Development Plan

***

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Annex 1.23

to the Agreement between ENDO and GRÜNENTHAL

Floor Price

***

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Annex 1.42

to the Agreement between ENDO and GRÜNENTHAL

Patents

Country	Serial No.	Filing Date	Publication No.	Status

CA	2,534,932	05.08.2004	CA 2,534,932	filed	Series 1
CA	2,534,925	05.08.2004	CA 2,534,925	filed	Series 1
US	10/718,112	20.11.2003	US20050031546	filed	Series 1
US	11/349,537	05.08.2004	US20060193782	filed	Series 1
US	10/567,594	05.08.2004	US20070183980	filed	Series 1
US	11/349,544	06.02.2006	US20070183979	filed	Series 1
US	11/462,216	03.08.2006	US20070048228	filed	Series 1

CA	2,551,231	23.12.2004	CA 2,551,231	filed	Series 2
US	11/471,438	23.12.2004	US200700003616	filed	Series 2

US	10/890,703	14.07.2004	US2005236741	filed	Series 3
CA	2,572,491	29.06.2005	CA 2,572,491	filed	Series 4

US	10/890,763	14.07.2004	US20060002860	filed	Series 4

US	10/890,704	14.07.2004	US20060002859	filed	Series 5

CA	2,595,979	06.02.2006	CA 2,595,979	filed	Series 6
US	11/348,276	06.02.2006	US20060188447	filed	Series 6

CA	2,595,954	06.02.2006	CA 2,595,954	filed	Series 1
US	11/348,295	06.02.2006	US20060193914	filed	Series 1

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Annex 1.43

to the Agreement between ENDO and GRÜNENTHAL

Pivotal Phase Completion Milestone

***

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Annex 1.46

to the Agreement between ENDO and GRÜNENTHAL

Proof of Concept Milestone

***

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Annex 1.52

to the Agreement between ENDO and GRÜNENTHAL

Technical Feasibility Milestone

***

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Annex 7.1

to the Agreement between ENDO and GRÜNENTHAL

CMC Information to be Made Available to ENDO

***

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